Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

By and Among

PLX Technology, Inc.,
as the Purchaser,

Osprey Acquisition Sub, Inc.,
as the Merger Sub,

Oxford Semiconductor, Inc.,
as the Company,

and

VantagePoint Venture Partners IV (Q), L.P.,
as the Stockholder Representative

Dated December 15, 2008

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into this 15th day of December, 2008, by and among PLX Technology, Inc., a Delaware corporation (the “Purchaser”), Osprey Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Purchaser (the “Merger Sub”), Oxford Semiconductor, Inc., a Delaware corporation (the “Company”), and VantagePoint Venture Partners IV (Q), L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders (the “Stockholder Representative”).  Except as otherwise set forth herein, capitalized terms used herein have the meanings set forth in Exhibit A.

WHEREAS, the respective boards of directors of the Purchaser, Merger Sub and the Company have deemed it advisable and in the best interests of their respective corporations and stockholders that the Purchaser and the Company consummate the business combination and other transactions contemplated by this Agreement; and

WHEREAS, the respective boards of directors of the Merger Sub and the Company have authorized and approved the merger of the Merger Sub with and into the Company in accordance with the provisions of this Agreement:

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger.  In accordance with the provisions of this Agreement, at the Effective Time, the Merger Sub will be merged (the “Merger”) with and into the Company in accordance with the provisions of the Delaware General Corporation Law (“DGCL”).  Following the Merger, the Company will continue as the surviving corporation and a wholly-owned subsidiary of the Purchaser (the “Surviving Corporation”), and the separate corporate existence of the Merger Sub will cease.

1.2 Closing; Effective Time and Actions at the Closing.  Subject to the satisfaction or waiver of the conditions set forth in Article 5, the consummation of the Merger and the other transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Baker & McKenzie LLP, 660 Hansen Way, Palo Alto, California on January 2, 2009, but in no event later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article 5, or at such other time, date and location as the Purchaser and the Company may agree in writing (the “Closing Date”).  On the Closing Date:

(a) Effective Time.  The Merger will be consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with Section 251(c) of the DGCL.  The time that the Merger becomes effective in accordance with Sections 103 and 251 of the DGCL is referred to in this Agreement as the “Effective Time.”

(b) General Deliveries.  The parties will deliver or cause to be delivered the various certificates, instruments and documents referred to in Article 5.

(c) Exchange Agent and Escrow Agreements.

(i) (A) The Purchaser and Computershare, Inc., (the “Escrow and Exchange Agent”), acting as exchange agent or escrow agent as the context may require, will execute and deliver the Exchange Agent Agreement in substantially the form attached hereto as Exhibit B, with such changes as the parties may reasonably agree (the “Exchange Agent Agreement”), and (B) the Purchaser, the Escrow and Exchange Agent and the Stockholder Representative will execute and deliver the Escrow Agreement in substantially the form attached hereto as Exhibit C, with such changes as the parties may reasonably agree (the “Escrow Agreement”).

(ii) The Purchaser will deposit with the Escrow and Exchange Agent immediately prior to the Closing, the aggregate number of shares of Purchaser Common Stock equal to the Share Consideration issuable to the Stockholders pursuant to Article 2 at the Closing and specifically excluding the Escrow Shares (the “Closing Disbursement”).  Such Closing Disbursement, less any Stockholder Representative Fund Shares, will be placed by the Escrow and Exchange Agent in a separate account under the Exchange Agent Agreement (the “Exchange Fund”) for disbursement as set forth in Section 1.2(d) and Article 2.  The Stockholder Representative Fund Shares will be placed by the Escrow and Exchange Agent in the Stockholder Representative Fund for disbursement as set forth in Section 10.1 hereof.  At the Closing, the Purchaser will deliver to the Stockholder Representative the Note (as such term is defined herein).

(iii) In the event the stockholders of the Purchaser approve the Note Satisfaction as provided in Section 2.1(d) herein on or before June 30, 2009, the Purchaser will make available to the Escrow and Exchange Agent, as soon as commercially practicable but in any event no later than three Business Days after the date of the Special Meeting, that number of shares of Purchaser Common Stock issuable upon the Note Satisfaction (the “Note Satisfaction Shares” and with the Share Consideration, the “Shares”), plus cash in the amount of any accrued interest, for disbursement as set forth in Section 1.2(d) and Article 2.

(iv) In the event the stockholders of the Purchaser fail to approve the Note Satisfaction as provided in Section 2.1(d) herein on or before June 30, 2009, the Purchaser will deposit with the Escrow and Exchange Agent an amount in cash equal to the principal amount of the Note, plus any accrued interest thereon, as soon as commercially practicable but in any event no later than three Business Days after the date of the Special Meeting and in all events on or before June 30, 2009, for payment as set forth in Section 1.2(d) and Article 2, which amount will be paid to the Stockholder Representative in satisfaction of the Note.

(v) Concurrently with the Closing, and pursuant to applicable provisions of the Escrow Agreement, the Escrow and Exchange Agent will establish an escrow account to hold the Escrow Shares (the “Escrow Fund”) in trust pursuant to the Escrow Agreement free of any Encumbrance, which Escrow Shares will be issuable to the Stockholders less any pending or paid indemnification claims asserted pursuant to Article 9, in accordance with the terms of this Agreement and the Escrow Agreement and as provided in the Final Merger Consideration Allocation Schedule pursuant to Section 2.3(a) hereof.  The adoption of this Agreement and approval of the Merger by the Stockholders will constitute approval of the Escrow Fund, the Exchange Agent Agreement, the Escrow Agreement and the appointment of the Stockholder Representative.

(d) Disbursement to Stockholders.  Promptly after each of the Effective Time and the earlier of the Special Meeting or the maturity date of the Note, as the case may be, the Purchaser will issue or pay, or will cause the Escrow and Exchange Agent to issue or pay, to the Stockholders the applicable portion of the Merger Consideration, if any, in accordance with Article 2 and other applicable provisions of this Agreement, the Exchange Agent Agreement and the Escrow Agreement.

(e) Fractional Shares.  No fraction of a share of Purchaser Common Stock will be issued at the Effective Time or upon the Note Satisfaction, but in lieu thereof, each holder of Outstanding Company Shares who would otherwise be entitled to a fraction of a share of Purchaser Common Stock pursuant to Article 2 hereof (after aggregating all fractional shares of Purchaser Common Stock to be received by such holder) will be entitled to receive an amount of cash (rounded to the nearest cent) equal to the product of such fraction multiplied by the Purchaser Closing Stock Price.

1.3 Effects of the Merger.  The Merger will have the effects set forth in the DGCL.  Without limiting the generality of the foregoing, as of the Effective Time, all properties, rights, privileges, powers and franchises of the Company and the Merger Sub will vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and the Merger Sub will become debts, liabilities and duties of the Surviving Corporation.

1.4 Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of the Company will be amended and restated in its entirety to be identical to the certificate of incorporation of the Merger Sub, as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation will be “Oxford Semiconductor, Inc.” and such other changes as may be required pursuant to Section 7.2 hereof.  The bylaws of the Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Corporation, subject to any changes as may be required pursuant to Section 7.2 hereof.

1.5 Directors.  The directors of the Merger Sub at the Effective Time will be the initial directors of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and the bylaws of the Surviving Corporation or as otherwise provided by Law.

1.6 Officers.  The officers of the Merger Sub at the Effective Time will be the initial officers of the Surviving Corporation and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the certificate of incorporation and bylaws of the Surviving Corporation or as otherwise provided by Law.

ARTICLE 2

EFFECT OF MERGER; EXCHANGE PROCEDURES

2.1 Merger Consideration.

(a) For the purposes hereof, the following definitions will apply:

(i) “Common Stock Allocation” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to the holders of the Participating Company Common Shares pursuant to the Stockholder Matters Agreement.

(ii) “Escrow Amount” means the product obtained by multiplying (x) the Escrow Shares by (y) the Purchaser Closing Stock Price.

(iii) “Escrow Shares” means a number of shares of Purchaser Common Stock equal to ten percent (10%) of the Merger Consideration Closing Value.  For the purposes of this subsection (iii), each such share of Purchaser Common Stock will have a deemed value equal to the Purchaser Closing Stock Price.

(iv) “Merger Consideration” means, collectively, (i) 5,600,000 shares of Purchaser Common Stock (the “Share Consideration”), and (ii) a promissory note (the “Note”) in the form attached hereto as Exhibit D in the aggregate principal amount of $14,200,000 (the “Note Principal Amount”), which will accrue simple interest at 6% per annum and will be due and payable on June 30, 2009 unless the stockholders of the Purchaser approve the Note Satisfaction by that date.  In the event the stockholders of the Purchaser do so approve the Note Satisfaction by that date, the Note will be fully satisfied as to its principal amount by delivery of 3,400,000 shares of Purchaser Common Stock to the Stockholder Representative.

(v) “Merger Consideration Closing Value” means the sum of (A) the Note Principal Amount and (B) the product obtained by multiplying (1) the Share Consideration and (2) the Purchaser Closing Stock Price.

(vi) “Options” means all outstanding options, warrants or other rights to acquire shares of Company Capital Stock, whether or not exercisable and whether or not vested, whether or not granted under the Stock Option Plans.

(vii) “Outstanding Company Shares” means the sum of (a) the number of shares of Common Stock, plus (b) the number of shares of Series A Preferred Stock, plus (c) the number of shares of Series B Preferred Stock, in each case issued and outstanding as of the Effective Time.

(viii) “Outstanding Company Series A Shares” means the aggregate number of shares of Series A Preferred Stock, issued and outstanding as of the Effective Time.

(ix) “Outstanding Company Series B Shares” means the aggregate number of shares of Series B Preferred Stock, issued and outstanding as of the Effective Time.

(x) “Participating Company Common Shares” means the aggregate number of shares of Common Stock issued and outstanding as of the Effective Time and held of record by the Participating Common Holders.

(xi) “Participating Common Pro-Rata” means the percentage obtained by dividing one share of Common Stock by the Participating Company Common Shares.

(xii) “Purchaser Closing Stock Price” means the per share closing sale price of the Purchaser Common Stock as quoted on the NASDAQ Global Market on the Closing Date.

(xiii) “Series A Allocation” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to the holders of the Outstanding Company Series A Shares pursuant to the Stockholder Matters Agreement.

(xiv) “Series B Allocation” means the aggregate percentage of the Merger Consideration allocated or otherwise payable to the holders of the Outstanding Company Series B Shares pursuant to the Stockholder Matters Agreement.

(xv) “Series A Pro-Rata” means the percentage obtained by dividing one share of Series A Preferred Stock by the Outstanding Company Series A Shares.

(xvi) “Series B Pro-Rata” means the percentage obtained by dividing one share of Series B Preferred Stock by the Outstanding Company Series B Shares.

(xvii) “Stockholder Matters Agreement” means the Preferred and Common Stockholder Matters Agreement dated as of December 15, 2008 as attached as Exhibit I hereto.  Such Stockholder Matters Agreement will not amended, other than to add Stockholders as parties thereto, without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, delayed or conditioned.  Notwithstanding the foregoing, in the event that the holders of the Outstanding Company Shares do not enter into the Stockholder Matters Agreement on or prior to the Effective Time, then any references to such Stockholder Matters Agreement in this Article 2 will be deemed to refer to the Company’s certificate of incorporation, as amended through the Closing Date.

(xviii) “U.K. Options” has the meaning set forth in Section 2.2(b).

(xix) “U.K. Plans” mean, collectively, the Oxford Semiconductor Limited Inland Revenue Approved Executive Share Option Scheme, the Oxford Semiconductor Limited Unapproved Executive Share Option Scheme, the Oxford Semiconductor Limited Enterprise Management Incentive Share Option Scheme, and the Oxford Semiconductor Limited 2004 Share Option Scheme (incorporating Enterprise Management Incentive Options and Incentive Stock Options.

(xx) “U.S. Options” has the meaning set forth in Section 2.2(a).

(xxi) “U.S. Plan” has the meaning set forth in Section 2.2(a).

(b) Conversion of Company Capital Stock.

(i) Series B Preferred Stock.  Subject to the terms hereof and notwithstanding the liquidation preferences set forth in the certificate of incorporation of the Company, as amended to date, as of the Effective Time and pursuant to the waiver set forth in the Stockholder Matters Agreement, each share of Series B Preferred Stock issued and outstanding (other than shares of Series B Preferred Stock to be cancelled in accordance with subsection (iv) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of Series B Preferred Stock will be converted into the right to receive the following:

(A) a number of shares of Purchaser Common Stock equal to the product of (x) the Series B Pro-Rata multiplied by (y) the product of (1) the Series B Allocation multiplied by (2) the Share Consideration;

(B) a conditional number of shares of Purchaser Common Stock equal to the product of (x) the Series B Pro-Rata multiplied by (y) the product of (1) the Series B Allocation multiplied by (2) the Escrow Shares; and

(C) an interest in the Note equal to the product of (x) the Series B Pro-Rata multiplied by (y) the product of (1) the Series B Allocation multiplied by (2) the Note Principal Amount.

In the event the stockholders of the Purchaser do not approve the Note Satisfaction at the Special Meeting, the amount of cash each holder is entitled receive for the shares of Series B Preferred Stock held by such holder upon the repayment of the Note as provided in clause (C) above will be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding Company Shares held by such holder.

(ii) Series A Preferred Stock.  Notwithstanding the liquidation preferences set forth in the certificate of incorporation of the Company, as amended to date, as of the Effective Time and pursuant to the waiver set forth in the Stockholder Matters Agreement, each share of Series A Preferred Stock issued and outstanding (other than shares of Series A Preferred Stock to be cancelled in accordance with subsection (iv) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of Series A Preferred Stock will be converted into the right to receive the following:

(A) a number of shares of Purchaser Common Stock equal to the product of (x) the Series A Pro-Rata multiplied by (y) the product of (1) the Series A Allocation multiplied by (2) the Share Consideration;

(B) a conditional number of shares of Purchaser Common Stock equal to the product of (x) the Series A Pro-Rata multiplied by (y) the product of (1) the Series A Allocation multiplied by (2) the Escrow Shares; and

(C) an interest in the Note equal to the product of (x) the Series A Pro-Rata multiplied by (y) the product of (1) the Series A Allocation multiplied by (2) the Note Principal Amount.

In the event the stockholders of the Purchaser do not approve the Note Satisfaction at the Special Meeting, the amount of cash each holder is entitled receive for the shares of Series A Preferred Stock held by such holder upon the repayment of the Note will be rounded to the nearest cent and computed after aggregating cash amounts for all Outstanding Company Shares held by such holder.

(iii) Common Stock.  As of the Effective Time, each share of Common Stock issued and outstanding (other than shares of Common Stock to be cancelled in accordance with subsection (iv) hereof, and any Dissenting Shares) immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Merger Sub, the Company or the Stockholders, will be cancelled and extinguished, and each such share of Common Stock will, pursuant to the liquidation preferences of the Company’s certificate of incorporation, as amended to date, have no right to receive any portion of the Merger Consideration.  Notwithstanding the foregoing, in the event a holder of Common Stock (other than holders who are also holders of Preferred Stock) prior to the Effective Time executes and delivers a counterpart signature page to the Stockholder Matters Agreement to the Company and becomes a party thereto in accordance therewith (such Stockholder, a “Participating Common Stockholder”), then immediately following the Effective Time, each share of Common Stock held by such Participating Common Stockholder will be converted into the right to receive the following:

(A) a number of shares of Purchaser Common Stock equal to the product of (x) Participating Common Pro-Rata multiplied by (y) the product of (1) the Common Share Allocation multiplied by (2) the Share Consideration;

(B) a conditional number of shares of Purchaser Common Stock equal to the product of (x) Participating Common Pro-Rata multiplied by (y) the product of (1) the Common Share Allocation multiplied by (2) the Escrow Shares; and

(C) an interest in the Note equal to the product of (x) Participating Common Pro-Rata multiplied by (y) the product of (1) the Common Share Allocation multiplied by (2) the Note Principal Amount.

In the event the stockholders of the Purchaser do not approve the Note Satisfaction at the Special Meeting, the amount of cash each Participating Common Stockholder is entitled receive for the shares of Common Stock held by such holder upon the repayment of the Note will be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Outstanding Company Shares held by such Participating Common Stockholder.

(iv) Treasury Stock.  Each share of Company Capital Stock that is owned by the Company immediately prior to the Effective Time will automatically be cancelled and retired and will cease to exist, and no consideration will be delivered in exchange therefor.

(v) Generally.  All Outstanding Company Shares, when so converted, will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and each holder of a certificate representing such Outstanding Company Shares will cease to have any rights with respect thereto, except the right to receive the Merger Consideration represented by such certificate in accordance with this Article 2.

(c) Conversion of Merger Sub Capital Stock.  As of the Effective Time, each issued and outstanding share of capital stock of the Merger Sub will be converted into one validly issued, fully-paid and non-assessable share of common stock, $0.001 par value, of the Surviving Corporation.

(d) Satisfaction of the Note.  The aggregate, then-outstanding principal amount of the Note may be satisfied by the issuance and delivery of 3,400,000 shares of Purchaser Common Stock (as adjusted for any stock split, stock dividend or other recapitalization or restructuring of the Purchaser Common Stock) upon approval by the stockholders of the Purchaser at the Special Meeting in accordance with the provisions hereof and as set forth therein (the “Note Satisfaction”).  As soon as commercially practicable but in any event no later than three Business Days following the Note Satisfaction, the Purchaser will cause the Exchange and Escrow Agent (i) to deliver to the Stockholders the shares of Purchaser Common Stock to which they are entitled and (ii) to pay to the Stockholders any accrued interest on the Note in cash, in each case in accordance with the Exchange Agent Agreement.

2.2 Rights to Acquire Company Capital Stock.

(a) U.S. Options.  Immediately prior to the Effective Time and contingent upon the consummation of the transactions contemplated by this Agreement, all Options issued and outstanding under the Company’s 2005 Stock Plan (the “U.S. Plan” and such Options the “U.S. Options”) will automatically become fully vested and terminate at the Effective Time without any action on the part of any party.  As a result of such termination, the holders of the U.S. Options will not be entitled to receive any Merger Consideration in exchange thereof.

(b) U.K. Options.  Subject to the approval of HM Revenue and Customs submitted on December 11, 2008 (the “HMRC Approval”) with respect to the U.K. Options granted under the Oxford Semiconductor Limited Inland Revenue Approved Executive Share Option Scheme, at the Effective Time all unexercised options and/or other rights to purchase shares of Common Stock granted under the U.K. Plans will lapse pursuant to the terms of the U.K. Plans and, as applicable, the Stockholder Matters Agreement.  In connection therewith, the Company will take all actions necessary to procure the HMRC Approval as soon as commercially practicable following the date hereof and will further take all actions necessary, or as otherwise reasonably requested by the Purchaser, to ensure that the U.K. Options lapse at the Effective Time, including amending the U.K. Plans and obtaining the U.K. Option holders’ consent and/or notifying the U.K. Option holders.  In the event that (i) such HMRC Approval has not been granted or otherwise obtained as of the Effective Time, or (ii) any holder of any U.K. Option is allowed or otherwise entitled to exercise such U.K. Option in any manner following the Effective Time, either under the terms of such U.K. Option, the U.K. Plans or applicable Law, the parties will cooperate in good faith to cause (a) the termination and/or lapse of any such U.K. Option and the rights thereunder, and (b) the distribution of any portion of the Merger Consideration otherwise payable in respect of the shares issuable upon exercise of such U.K. Option, which may include the deposit into an escrow account of such portion of the Merger Consideration until such time as the U.K. Option and the rights relating thereto have lapsed in their entirety and are of no further force and effect.  Without limiting the foregoing or the rights of the Purchaser hereunder, the Company and each Founder (as such term is defined in Section 3.4 of the Company Disclosure Schedule) will amend the Pledge Agreement (as such term is defined in Section 3.4 of the Company Disclosure Schedule) as soon as practicable following the date hereof to make such changes as the Purchaser may reasonable request to ensure compliance with this Section 2.2(b) or as otherwise described in Section 3.4 of the Company Disclosure Schedule.

(c) Other Options.  All other Options not described in paragraphs (a) and (b) above that are outstanding immediately prior to the Effective Time, if any, will be cancelled and extinguished, and no consideration will be delivered in the exchange therefor.

(d) No Other Rights.   Prior to the Effective Time, except for obtaining the HMRC Approval, the Company will have taken all actions necessary or appropriate so that (i) at the Effective Time, all options, warrants, securities convertible into Company Capital Stock and other rights to purchase or otherwise acquire Company Capital Stock from the Company will be cancelled and the Stock Option Plans will be terminated, provided that any such termination will comply with the provisions of Code Section 409A where applicable, (ii) at the Effective Time, no Person other than the holders of the Outstanding Company Shares will have any right, title or interest in or to the ownership of the Company or the Surviving Corporation, (iii) the holders of Outstanding Company Shares and Options will, on and after the Effective Time, have no right, title or interest in or to the Company, the Surviving Corporation or any securities of the Company or the Surviving Corporation (other than, the right to receive the Merger Consideration), and (iv) no Person holding any securities of the Company will have any right to acquire any securities of the Purchaser, the Merger Sub or the Surviving Corporation by virtue of any such securities of the Company or any act or omission of the Company or its agents other than the Merger Consideration.

2.3 Exchange.

(a) Exchange Procedures.  The following exchange procedures will govern the exchange of the Outstanding Company Shares at or following the Effective Time:

(A) No later than the date hereof, the Company will have delivered to the Purchaser a preliminary spreadsheet setting forth (I) the name of each Stockholder as of the date hereof, (II) the number of shares and stock certificate numbers of Outstanding Company Shares held by such Stockholder as of the date hereof, (III) the portion of the Merger Consideration and the Closing Disbursement issuable and payable to such Stockholder in accordance with the provisions hereof as of the date hereof, and (IV) each Stockholder’s proportional interest in the Escrow Fund and the Stockholder Representative Fund as of the date hereof (such spreadsheet, the “Preliminary Merger Consideration Allocation Schedule”).  Upon receipt by the Purchaser and approval thereof (which will not be unreasonably delayed, conditioned or withheld), the Preliminary Merger Consideration Allocation Schedule will be appended to this Agreement as Exhibit E-1 hereto.  The Company and the Stockholder Representative expressly acknowledge that the Preliminary Merger Consideration Allocation Schedule sets forth the contemplated allocation of the Merger Consideration disbursable or otherwise payable in accordance with this Article 2.

(B) No later than three Business Days prior to the Closing Date, the Company will have delivered to the Purchaser a spreadsheet setting forth (I) the name of each Stockholder as of the Closing Date, (II) the number of shares and stock certificate numbers of Outstanding Company Shares held by such Stockholder as of the Effective Time, (III) the portion of the Merger Consideration and the Closing Disbursement issuable and payable to such Stockholder in accordance with the provisions hereof as of the Closing Date, and (IV) each Stockholder’s proportional interest in the Escrow Fund and the Stockholder Representative Fund as of the Closing Date (such spreadsheet, the “Final Merger Consideration Allocation Schedule”).  Upon receipt by the Purchaser and approval thereof (which will not be unreasonably delayed, conditioned or withheld), the Final Merger Consideration Allocation Schedule will be appended to this Agreement as Exhibit E-2 hereto and appended as an appropriately numbered exhibit to the Exchange Agent Agreement and the Escrow Agreement.

(ii) As soon as practicable after the Effective Time but in no event later than five Business Days thereafter, the Purchaser will mail, or will cause the Escrow and Exchange Agent to mail, to each Stockholder at the respective addresses set forth on the Final Merger Consideration Allocation Schedule the following: (A) notice that the Closing has occurred; (B) a letter of transmittal in the form attached to the Exchange Agent Agreement (the “Transmittal Letter”); and (C) instructions for effecting the surrender of the Certificates (as defined herein) in exchange for the Merger Consideration issuable and payable with respect thereto.

(iii) Upon surrender of a certificate or certificates after the Effective Time which immediately prior to the Effective Time represented any Outstanding Company Shares (a “Certificate”) (or an effective affidavit of loss required by Section 2.3(b)), together with a duly executed Transmittal Letter (collectively, the “Transmittal Documentation”), to the Escrow and Exchange Agent, the holder of such Certificate will be entitled to receive in exchange for that portion of the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article 2, all as set forth in the Final Merger Consideration Allocation Schedule, and the surrendered Certificate will immediately be cancelled.

(iv) Within five Business Days of receipt by the Escrow and Exchange Agent of the duly executed Transmittal Documentation, with respect to the Outstanding Company Shares for which the applicable Transmittal Documentation has been properly submitted, the Purchaser will cause the Escrow and Exchange Agent to issue to such tendering holder the portion of the Closing Disbursement in accordance with the provisions of this Article 2 and in accordance with the Exchange Agent Agreement.

(b) Lost, Stolen or Destroyed Certificates.  In the event that any Certificates have been lost, stolen or destroyed, the Escrow and Exchange Agent may, in its discretion and as a condition precedent to the issuance of any Merger Consideration in respect thereof, require the owner of such lost, stolen or destroyed Certificate (i) to provide an affidavit of such loss, theft or destruction in a form satisfactory to the Escrow and Exchange Agent and any additional documentation reasonably requested by the Escrow and Exchange Agent, (ii) to indemnify and hold harmless the Purchaser Indemnified Parties (as defined herein) from and against any claim that may be made against the Purchaser Indemnified Parties with respect to the Certificates alleged to have been lost, stolen or destroyed, and/or (iii) to provide a sufficient indemnity bond in form and substance reasonably satisfactory to the Escrow and Exchange Agent.

(c) Dissenting Shares.  The provisions of this Section 2.3 will also apply to Dissenting Shares that lose their status as such, except that the obligations of the Purchaser under this Section 2.3 will commence on the date of loss of such status and the holder of such shares will be entitled to receive in exchange for such shares of the Merger Consideration to which such holder is entitled pursuant to Section 2.1.

(d) No Further Ownership Rights in Company Capital Stock.  Any Merger Consideration paid or issued upon the surrender of Certificates in accordance with the terms hereof will be deemed to be in full satisfaction of all rights pertaining to such Certificates, and there will be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time.

(e) Termination of Exchange Fund.  Any portion of the Exchange Fund which remains undistributed on the date that is 90 days after the Effective Time will be delivered to the Purchaser, provided that the Purchaser provides prior written notification to the Stockholder Representative of the delivery to Purchaser, and any holder of a Certificate who has not previously complied with this Section 2.3 will be entitled to receive, upon demand, only from the Purchaser, disbursement of its claim for the Merger Consideration.

2.4 [Intentionally Omitted.]

2.5 Dissenter’s Rights.  Notwithstanding anything in this Agreement to the contrary, any shares of Company Capital Stock outstanding immediately prior to the Effective Time and held by a holder who has properly exercised the holder’s appraisal rights in accordance with Section 262 of the DGCL or any successor provision (“Dissenting Shares”) will not be converted into, or represent the right to receive, the Merger Consideration, unless and until such holder fails to perfect or effectively withdraws or otherwise loses such holder’s right to appraisal and payment under the DGCL.  If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to appraisal, then such Dissenting Shares will thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration to which such holder is entitled, without interest or dividends thereon, upon the surrender of the Certificate(s) which formerly represented such Dissenting Shares, in the manner provided in Section 2.3.  The Company will give (a) the Purchaser and the Stockholder Representative prompt notice of any demands received by the Company for appraisal of shares of Company Capital Stock, attempted withdrawals of such demands and any other instrument served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (b) the Purchaser the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL, provided that any settlement or proceeding that results in a claim by any Purchaser Indemnified Party pursuant to Article 9 will be subject to the dispute resolution mechanism provided therein.  The Purchaser will keep the Stockholder Representative reasonably informed of such negotiations and proceedings.  The Company will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, except with the prior written consent of the Purchaser and the Stockholder Representative.

2.6 Post-Closing Adjustment to Escrow Fund.  The Escrow Fund may be reduced from time to time in accordance with the provisions of Article 9 of this Agreement.  The balance of the Escrow Fund will be disbursed upon the expiration of the Indemnification Period as provided in Article 7 hereof.

2.7 Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Purchaser with control over, and to vest the Surviving Corporation with full right, title and possession to, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Company and the Stockholder Representative will and are hereby authorized to, in the name of their respective corporations or otherwise, take all such lawful and necessary action as may be requested by the Purchaser.

2.8 Taxes.  Notwithstanding any other provision of this Agreement, the Purchaser will have the right to withhold all Taxes from payments to be made hereunder (including any payments in connection with the Exchange Agent Agreement and the Escrow Agreement) if such withholding is required by Law, and to collect a FIRPTA Certificate substantially in the form attached hereto as Exhibit G from the Company and Forms W-8 or W-9 or other forms from the Stockholders to the extent required by any foreign, federal, state or local laws.  The parties intend that (i) the Merger will be treated as a taxable transaction and not as a “reorganization” for federal income tax purposes and (ii) all of the Merger Consideration will be treated for federal income tax purposes as payments in exchange for the Company Capital Stock owned by the Stockholders. The parties agree to report the transactions contemplated by this Agreement in a manner consistent with that intent.  The Purchaser will take no action inconsistent with such intended treatment, including merging the Company into the Purchaser or any direct or indirect subsidiary of Purchaser in connection with the Merger; provided, however, that in no event will the approval of the Note Satisfaction be construed as an action inconsistent with the treatment of the Merger as a taxable transaction.

2.9 Securities Law Compliance.

(a) The Share Consideration, the Note and, if applicable, the Note Satisfaction Shares will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof and/or Regulation D promulgated under the Securities Act and may not be re-offered or resold other than in conformity with the registration requirements of the Securities Act and such other applicable rules and regulations or pursuant to an exemption therefrom.

(b) The certificates representing shares of Purchaser Common Stock will be legended as follows:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR, IN THE OPINION OF COUNSEL IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER OF THESE SECURITIES, SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION IS IN COMPLIANCE THEREWITH.

Such certificates will also include such additional legends as necessary to comply with applicable foreign, federal and state securities laws.  The certificates representing the Shares will be subject to a stop transfer order with the Purchaser’s transfer agent that restricts the transfer of such Shares except in compliance herewith.  Following the first anniversary of the Effective Date, upon request and tender of such legended certificate to Purchaser, each Stockholder will be entitled to removal of the legend set forth in this Section 2.9(b) and issuance of a replacement certificate therefor.  The Purchaser will provide commercially reasonable assistance in connection with such legend removal upon written request by the Stockholder; provided that such Stockholder will be responsible for any related expenses.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Purchaser and the Merger Sub that, as of the date of this Agreement and the Closing Date, the statements set forth in this Article 3 are true and correct, except as set forth in the disclosure letter delivered herewith (the “Company Disclosure Schedule”).

3.1 Corporate Matters.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted.  The Company is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary, except where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect on the Company.  The Company has made available to the Purchaser accurate and complete copies of the certificate of incorporation and bylaws of the Company and the certificate of incorporation and bylaws or other comparable charter or organizational documents of each Company Subsidiary, as currently in effect and as amended to date, and neither the Company nor any Company Subsidiary is in default under or in violation of any provision thereof.

(b) The Company does not own or control directly or indirectly any equity, participation or similar interest in any other corporation, partnership, limited liability company, joint venture, trust, other business association or person other than the Subsidiaries listed in Section 3.1(b) of the Company Disclosure Schedule (each, a “Company Subsidiary” and collectively, the “Company Subsidiaries”).  The Company Subsidiaries are duly organized and validly existing under the laws of their respective jurisdictions of incorporation.  The Company Subsidiaries are duly qualified to conduct business and are in corporate and tax good standing under the laws of each jurisdiction in which the nature of their respective businesses or the ownership or leasing of their respective properties requires such qualification, each of which is listed in Section 3.1(b) of the Company Disclosure Schedule, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect on the Company.  The Company Subsidiaries have all requisite corporate power and authority to carry on the businesses in which they are presently engaged and to own and use the properties presently owned and used by them.  All of the issued and outstanding shares of capital stock of each of the Company Subsidiaries are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and held of record and beneficially owned by the Company.  All shares of the Company Subsidiaries that are held of record or owned beneficially by the Company are held or owned free and clear of any restrictions on transfer (other than restrictions under the Securities Act and applicable Law), claims, security interests, options, warrants, rights, contracts, calls, commitments, equities and demands.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any of the Company Subsidiaries is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any of the Company Subsidiaries.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any of the Company Subsidiaries.  There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of any capital stock of any of the Company Subsidiaries.

3.2 Authority and Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which the Company is a party and to perform the Company’s obligations under this Agreement and each such Ancillary Agreement.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Company.  Without limiting the foregoing, (i) the board of directors of the Company has duly adopted resolutions unanimously approving this Agreement, the Merger and the other transactions contemplated by this Agreement, and (ii) the holders of the requisite number of the outstanding shares of Company Capital Stock, pursuant to applicable Law and the Company’s certificate of incorporation in effect as of the date hereof, have approved this Agreement, the Merger and the other transactions contemplated by this Agreement.  This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Company of the Ancillary Agreements to which the Company is a party and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

3.3 No Conflict.  Other than filings, approvals and/or notices set forth in Section 3.3 of the Company Disclosure Schedule, neither the execution and delivery of this Agreement, nor the consummation or performance of the transactions contemplated by this Agreement, will either (a) directly or indirectly (with or without notice, lapse of time or both) conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, result in any payment becoming due under, result in the imposition of any Encumbrances on any of the Company Capital Stock or any of the properties or assets of the Company under (i) the certificate of incorporation or bylaws of the Company, or the certificate of incorporation or bylaws or other comparable charter or organizational documents of any Company Subsidiary, or any resolution adopted by the stockholders or board of directors of the Company, in each case as amended to date, (ii) any material Governmental Authorization, or (iii) any material Law or Judgment applicable to the Company or any of its material properties or assets; or (b) require the Company to obtain any material consent, waiver, approval, ratification, permit, license or Governmental Authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

3.4 Capitalization and Ownership.  The authorized capital stock of the Company consists solely of 32,000,000 shares of common stock, par value $0.001 (“Common Stock”), of which 16,918,987 shares are issued and outstanding as of the date hereof, 4,546,404 shares of preferred stock designated as Series A Preferred Stock (“Series A Preferred Stock”), par value $0.001, all of which are issued and outstanding as of the date hereof, and 2,426,844 shares of preferred stock designated as Series B Preferred Stock (“Series B Preferred Stock”), par value $0.001, of which 2,254,844 shares are issued and outstanding as of the date hereof.  Section 3.4 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list of all Stockholders of record, indicating the number of shares of Company Capital Stock held of record by each.  The Company has provided to the Purchaser a complete and accurate list as of the date of this Agreement of all outstanding Options, indicating the holders thereof, the number and class or series of Company Capital Stock subject to each Option, the exercise price and date of grant for each Option.  All of the Options will terminate and be of no further force or effect at or immediately prior to the Effective Time, and none of the Company, the Purchaser, the Merger Sub or the Surviving Corporation will, thereafter, have any Liability or obligation, including any obligation to pay any Merger Consideration with respect thereto.  All of the issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  All of the issued and outstanding shares of Company Capital Stock which may previously have been subject to a right of repurchase in favor of the Company or any other Person, or otherwise subject to “vesting” provisions are fully vested by lapse of time and no longer subject to any repurchase right, without regard to any acceleration in connection with the Merger.  There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any shares of Company Capital Stock.  No holder of Indebtedness of the Company has any right to convert or exchange such Indebtedness for Company Capital Stock.  There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.  There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act, or any foreign securities Law, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company.  All of the issued and outstanding shares of Company Capital Stock were issued in compliance with applicable federal and state securities laws.  The outstanding shares of the Company Capital Stock is held of record by the Stockholders in the number and type set forth opposite their names as provided in the Final Merger Consideration Allocation Schedule.

3.5 Financial Statements.  The Company has provided to the Purchaser the following financial statements (collectively, the “Financial Statements”): (a) audited consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2006 and December 31, 2007 (the December 31, 2007 balance sheet, the “Audited Balance Sheet”) and the related audited consolidated statements of income, changes in stockholders’ equity and cash flow for each of the fiscal years then ended, including in each case any notes thereto, together with the report thereon of PricewaterhouseCoopers LLP, independent certified public accountants; and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of September 30, 2008 (the “Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the nine-months then ended.  The Financial Statements were prepared based on the books and records of the Company and the Company Subsidiaries and have been prepared in accordance with GAAP, consistently applied throughout the periods involved (except that the unaudited financial statements are subject to normal recurring year-end adjustments, the effect of which will not, individually or in the aggregate, be material, and the absence of notes).  The Financial Statements fairly present, in all material respects, the consolidated financial condition and the results of operations, changes in stockholders’ equity and cash flow of the Company and the Company Subsidiaries as of the respective dates and for the periods indicated therein.  No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the consolidated financial statements of the Company.

3.6 Books and Records.  The minute books and stock record books of the Company and the Company Subsidiaries, all of which have been made available to the Purchaser, are accurate and complete in all material respects.  At the Effective Time, all such books and records will be in the possession of the Company.  The minute books of the Company in all material respects contain accurate and complete records of all meetings held of, and corporate action taken by, the Company’s stockholders, directors and directors’ committees, and no such meeting has been held for which minutes have not been prepared and are not contained in such minute books.

3.7 Accounts Receivable; Bank Accounts.

(a) Subject to any reserves set forth in the Interim Balance Sheet, the accounts receivable reflected on the Interim Balance Sheet represent or will represent valid obligations arising from sales and delivery of goods actually made or services actually performed in the ordinary course of business.  The Company has not received any written claims nor, to the Knowledge of the Company, have any such claims been threatened, relating to the amount or validity of such account receivable, other than returns in the ordinary course or as reserved against on the Interim Balance Sheet.  Section 3.7(a) of the Company Disclosure Schedule sets forth an accurate and complete list and the aging of all notes and accounts receivable as of November 30, 2008 except for inaccuracies which do not change or otherwise alter the aggregate amount of the obligations under such notes and accounts receivable.  Notwithstanding any provision hereof, the Company makes no representation or warranty as to the collectability of any accounts receivable of the Company.

(b) Section 3.7(b) of the Company Disclosure Schedule contains an accurate, correct and complete list of the names and addresses of all banks and financial institutions in which the Company has an account, deposit, safe-deposit box, line of credit or other loan facility or relationship, or lock box or other arrangement for the collection of accounts receivable, with the names of all Persons authorized to draw or borrow thereon or to obtain access thereto.

3.8 Inventories.  Section 3.8 of the Company Disclosure Schedule sets forth a list of the Company’s inventory as of November 30, 2008.  Except as has been reserved against on the Interim Balance Sheet, all of the inventory of the Company reflected on the Interim Balance Sheet was properly stated therein at standard cost determined in accordance with GAAP consistently maintained and applied by the Company.  The Company does not have any commitments to purchase inventory other than in the ordinary course of business.

3.9 No Undisclosed Liabilities.  The Company and the Company Subsidiaries have no Liability of a nature required to be disclosed on a balance sheet or in the related notes to financial statements prepared in accordance with GAAP, except for (a) Liabilities accrued or expressly reserved for in specific line items on the Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Interim Balance Sheet, (c) Liabilities incurred in the ordinary course of business pursuant to the written contractual obligations of the Company or the Company Subsidiaries, as the case may be, copies of which were previously made available to the Purchaser and (d) Liabilities incurred in connection with the transactions contemplated in this Agreement.

3.10 Absence of Certain Changes and Events.  From the date of the Interim Balance Sheet through the Closing Date:

(i) no event has occurred that has had a Material Adverse Effect on the Company;

(ii) the Company has not declared or paid any dividend in respect of any shares of Company Capital Stock;

(iii) there has been no material increase in the compensation or benefits payable by the Company or a Company Subsidiary to any of its current employees or independent contractors;

(iv) neither the Company nor any Company Subsidiary has amended its certificate of incorporation or bylaws or other applicable charter documents, other than in connection with the transactions contemplated by this Agreement;

(v) the Company and the Company Subsidiaries have conducted their business in the ordinary course, other than in connection with the transactions contemplated by this Agreement or as determined by the board of directors of the Company in the exercise of its fiduciary responsibility;

(vi) neither the Company nor any Company Subsidiary has reclassified, combined, split, subdivided, redeemed or otherwise acquired, directly or indirectly, any of its capital stock;

(vii) neither the Company nor any Company Subsidiary has (A) issued, guaranteed or assumed any Indebtedness or (B) made loans, advances or investment in any other person, other than advances to its employees for expenses in the ordinary course of business;

(viii) neither the Company nor any Company Subsidiary has sold, leased, licensed or made other disposition of or Encumbrance on any of its properties or assets (other than sales of inventory in the ordinary course of business);

(ix) neither the Company nor any Company Subsidiary has acquired by merger or consolidation with, or by purchase of all or a substantial portion of the assets or any stock of, or by any other manner, any business or Person;

(x) neither the Company nor any Company Subsidiary has, other than in the ordinary course of business (A) except as required by Law, adopted, entered into, terminated or amended any Company Plan, collective bargaining agreement or employment, severance or similar contract, (B) amended or accelerated the payment, right to payment or vesting of any compensation or benefits, (C) paid any benefit not provided for as of the Closing Date under any Company Plan, or (D) granted any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, or removed existing restrictions in any Company benefit plans or contracts or awards made thereunder;

(xi) neither the Company nor any Company Subsidiary has cancelled, released or waived any claims or rights with a value exceeding $50,000 or otherwise outside the ordinary course of business;

(xii) neither the Company nor any Company Subsidiary has settled any legal proceeding;

(xiii) neither the Company nor any Company Subsidiary has made any capital expenditure or other expenditure with respect to property, plant or equipment in excess of $50,000 individually or $100,000 in the aggregate;

(xiv) neither the Company nor any Company Subsidiary has changed any accounting principles, methods or practices or investment practices, including any changes as were necessary to conform with GAAP or applicable Law;

(xv) neither the Company nor any Company Subsidiary has accelerated or delayed in the payment of accounts payable or other liabilities or in the collection of notes or accounts receivable; and

(xvi) neither the Company nor any Company Subsidiary has made any Tax election or settlement of any Tax Liability or amendment of any Tax return.

3.11 Assets.  The Company and the Company Subsidiaries have good and marketable title to, or in the case of leased or licensed assets, valid leasehold interests in or license rights to, all of their assets, tangible or intangible, free and clear of any Encumbrances other than Permitted Encumbrances.  The Company and the Company Subsidiaries own, lease or license all assets and properties used in their business as currently conducted, and such assets and properties constitute all of the assets necessary for the conduct of their business as currently conducted as of the date hereof.  Each item of tangible personal property is in good operating condition and repair, ordinary wear and tear excepted, except as would not, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.12 Real Property.

(a) The Company does not own any real property, nor has the Company ever owned any real property.

(b) Section 3.12(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all real property in which the Company or a Company Subsidiary has a leasehold or subleasehold estate or other right to use or occupy (collectively, the “Leased Real Property”).  The Company has made available to the Purchaser accurate and complete copies of all leases and other Contracts granting a right in or relating to the Leased Real Property and all Contracts and other documents evidencing, creating or constituting Encumbrances upon or rights in the Leased Real Property.  Such leases and Contracts are in full force and effect, valid and effective in accordance with their terms, and neither the Company nor any Company Subsidiary is in material default under said leases and Contracts.

(c) The Company and the Company Subsidiaries hold valid leasehold interests in their Leased Real Property, free and clear of any Encumbrances other than Permitted Encumbrances.

(d) No Person other than the Company or a Company Subsidiary is in possession of any portion of the Leased Real Property.  Neither the Company nor a Company Subsidiary has granted to any Person the right to use or occupy any portion of any parcel of Leased Real Property, and neither the Company nor a Company Subsidiary has received written notice of any claim of any Person to the contrary.

3.13 Intellectual Property.

(a) Company Intellectual Property.  The Company owns or otherwise has valid and legally enforceable rights to use the Intellectual Property owned, licensed, used or held for use by the Company at any time prior to and including the Closing Date (the “Company Intellectual Property”).

(i) Owned Intellectual Property.  With respect to all Company Intellectual Property owned by the Company (the “Owned Intellectual Property”), Section 3.13(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all of the following: (A) Registered Intellectual Property, (B) products sold or offered for sale by the Company, (C) internal development tools that are used by the Company and are material to the operations of the Company’s business, and (D)  Internet Addresses, indicating for each of the foregoing (A) through (D) (whenever applicable) the (x) applicable jurisdiction of use and registration, (y) registration number, publication number and application number, and (z) dates of filing, publication, issuance and renewal.  Except as specifically set forth on Section 3.13(a)(i) of the Company Disclosure Schedule, the Company has valid title to the Owned Intellectual Property and is the sole and exclusive owner of the Owned Intellectual Property.

(ii) Inbound and Outbound Licenses.  Schedule 3.13(a)(ii) of the Company’s Disclosure Schedule lists:  (i) each oral and written agreement pursuant to which any third Person has licensed to the Company or otherwise authorized the Company to use Intellectual Property (the “Third Party Intellectual Property”), other than commercially available general purpose software purchased or licensed pursuant to shrink-wrap, click-wrap or other standard forms of agreements for less than $50,000); and (ii) all agreements under which the Company has licensed or otherwise granted to any Person rights in any of the Company Intellectual Property (including the right to use, market or otherwise exploit or commercialize any of the Company Intellectual Property or related products or services) other than Contracts with the Company’s customers entered into in the ordinary course of business which involve payments to the Company in the amount of less than $50,000 over the life of such Contracts (collectively, the “Company IP Agreements”).  The Company has not breached any of the Company IP Agreements, and, to the Knowledge of the Company, no other Person thereto has breached any Company IP Agreement.  Section 3.13(a)(ii) of the Company Disclosure Schedule also lists separately all of the following related to the Company Intellectual Property: (i) any exclusive rights granted to any Person; or (ii) any source code escrow or other form of delivery or disclosure of any source code to or for the benefit of any Person.

(iii) The Company Intellectual Property set forth on Sections 3.13(a)(i) and 3.13(a)(ii) of the Company Disclosure Schedule constitutes all of the material Intellectual Property used in or necessary to conduct the business of the Company as currently conducted.  The Company has a valid license to use intellectual property licensed to it in connection with the operation of the Company’s business, subject only to the terms of the underlying license agreements.

(b) Effect of Closing.  Immediately after the Closing, the Surviving Corporation will be the sole owner of, and will have valid title to, the Owned Intellectual Property, and will have the full right to use, license and transfer the Company Intellectual Property in the same manner and on the same terms that the Company had immediately prior to the Closing.  The Company is not legally bound by any Contract or other obligation under which the occurrence of the Closing could (i) obligate the Surviving Corporation or the Purchaser to license, or otherwise grant rights to any other Person in, any Intellectual Property (whether owned or used by the Company), or (ii) entitle any Person to a release of any source code from escrow or otherwise.

(c) Registered Intellectual Property.  With respect to all Registered Intellectual Property included within the Owned Intellectual Property:

(i) Fees and Applications.  All necessary registration, maintenance, renewal, and annuity fees and Taxes have been paid, and all necessary documents have been filed, in connection with the Company’s Registered Intellectual Property.  In connection with the Registered Intellectual Property included with the Owned Intellectual Property, all registrations are in force and all applications for the same are pending in good standing and without opposition, interference, re-examination or any other adverse action or Proceedings pending or, to the Company’s Knowledge, threatened by or before the Governmental Authority in which the registrations or applications are issued or filed (other than routine administrative actions and/or office actions and the like).

(ii) List of Maintenance Actions.  Section 3.13(c)(ii) of the Company Disclosure Schedule accurately and completely lists all actions that must be taken by the Company within 90 days after the date of this Agreement including with respect to the payment of any fees or Taxes or the filing of any documents reasonably necessary or appropriate to maintain, perfect or renew any Registered Intellectual Property that is Owned Intellectual Property.

(d) Validity.  All Owned Intellectual Property (including all registrations therefor) is (i) valid and subsisting under applicable Law to the Company’s Knowledge, and the Company has taken no action or failed to take any action that could render any of the Owned Intellectual Property invalid or unenforceable, and (ii) not subject to any outstanding Judgment or Contract to which the Company is a party adversely affecting the Company’s use thereof or rights thereto.

(e) Indemnity Agreements.  The Company has not agreed to indemnify, defend or otherwise hold harmless any other Person with respect to any Loss resulting or arising from the Company Intellectual Property, except under those Contracts summarized or described in Section 3.13(e) of the Company Disclosure Schedule.

(f) No Violation of the Company Rights.  To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated or conflicted with any of the Company Intellectual Property.  Immediately after the Closing, the Surviving Corporation will have sole rights to bring actions for infringement or misappropriation of the Owned Intellectual Property.  The Company has not commenced or threatened any Proceeding, or asserted any allegation or claim, against any Person for infringement or misappropriation of the Company Intellectual Property or breach of any Contract involving the Company Intellectual Property.

(g) No Violation of Third Party Rights.  To the Company’s Knowledge, neither the conduct of the business of the Company nor the Company’s creation, use, license or other transfer of the Company Intellectual Property infringes or misappropriates any other Person’s Intellectual Property rights.  The Company has not received written notice of any pending or threatened Proceeding nor is the Company aware of any allegation or claim in which any Person alleges that the Company, its business or the Company Intellectual Property has violated any Person’s Intellectual Property rights.  There is no action or claim pending or, to the Knowledge of Company, threatened (x) against the Company concerning the ownership, validity, registerability, enforceability or the Company’s use of, or licensed right to use, any Company Intellectual Property, or (y) contesting or challenging the ownership, validity, registerability or enforceability of, or the Company’s right to use, any Company Intellectual Property.  There are no pending disputes between the Company and any other Person relating to the Company Intellectual Property that have been asserted by the Company or another Person in writing or, if oral, that would have a Material Adverse Effect on the Company if not resolved in the Company’s favor.

(h) Confidentiality.  The Company has taken all commercially reasonable steps necessary to protect and preserve Trade Secrets and other Confidential Information included in the Company Intellectual Property.  The Company has obtained from each current and former employee, consultant and other independent contractor an executed proprietary information and invention assignment agreement (containing no exceptions or exclusions from the scope of its coverage) substantially in the form(s) set forth in Section 3.13(h) of the Company Disclosure Schedule.  To the Company’s Knowledge, none of those current or former employees, consultants or other independent contractors has violated any of those agreements.

(i) Software Functionality.  Each of the Software programs included in the Owned Intellectual Property is functional and operational substantially in accordance with the specifications and documentation of the Company relating to that Software in the ordinary course of the Company’s business.  The Company possesses full and complete source and object code versions of all such Software.

(j) No Special Adverse Circumstances.

(i) The computer Software source and object code underlying or utilized in connection with the Owned Intellectual Property does not incorporate, depend upon or require for its functionality any source or object code or other Intellectual Property that is not wholly-owned by the Company.

(ii)  No government funding, facilities of a university, college, other educational institution or research center, was used in the creation or development of the Owned Intellectual Property.

(iii) The Company is not a member of, and the Company is not obligated to license or disclose any Intellectual Property to, any official or de facto standards setting or similar organization or to any organization’s members.

(iv) None of the Software within the Owned Intellectual Property incorporates, is distributed with or is, in whole or in part, subject to the provision of any written open source agreement or other type of license agreement or distribution model agreement that (A) requires the distribution or making available of the source code for any such Software, (B) prohibits or limits the Company from charging a fee or receiving consideration in connection with sublicensing or distributing any such Software, (C) except as specifically permitted by Law, grants any right to any Person (other than the Company) or otherwise allows any such Person to decompile, disassemble or otherwise reverse-engineer any such Software, or (D) requires the licensing of any such Software for the purpose of making derivative works (any such open source or other type of license agreement or distribution model described in clause (A), (B), (C) or (D) above, a “Limited License”).

3.14 Contracts.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth an accurate and complete list of each Contract (or group of related Contracts) to which the Company is a party (collectively, with the Company IP Agreements, the “Material Contracts”), and by which the Company is bound or pursuant to which the Company is an obligor or a beneficiary, which:

(i) is for future expenditures required to be made by the Company in any calendar year in excess of $100,000;

(ii) evidences Indebtedness of the Company for, or a guarantee by the Company of Indebtedness for, borrowed money in the amount of $50,000 or more;

(iii) creates any legal partnership between the Company and any third party or provides for any sharing of material profits or losses by the Company with any third party;

(iv) contains covenants limiting the operation of the business of the Company as currently conducted;

(v) constitutes a sales representative or consignment contract;

(vi) provides for severance or change in control or similar pay to (A) any director, officer, employee, of the Company or any Company Subsidiary, other than standard offer letters or employment agreements provided to non-officer employees, or (B) any temporary employee or independent contractor of the Company or any Company Subsidiary whose compensation (calculated on an annualized basis) exceeds $75,000;

(vii) constitutes any lease (whether for real or personal property) providing for annual rentals of $50,000 or more;

(viii) constitutes a material contract with any Governmental Authority for performance of services by the Company thereunder;

(ix) involves payments based on profits, revenues or other financial performance measures of Company;

(x) constitutes a power of attorney granted by or on behalf of Company; or

(xi) constitutes any other contract that is material to the business, properties or assets of Company (x) providing for total payment obligations or liabilities of the Company exceeding $50,000 or (y) which is not terminable within 60 days.

(b) The Company has made available to the Purchaser an accurate and complete copy (in the case of each written Contract), or an accurate and complete written summary of the material terms (in the case of each oral Contract), of each of the Material Contracts.  With respect to each such Material Contract:

(i) the Material Contract is legal, valid, binding and an enforceable obligation of the Company and in full force and effect against the Company or, to the Company’s Knowledge, the other party or parties thereto, except to the extent it has previously expired in accordance with its terms;

(ii) the Company has and, to the Company’s Knowledge, the other parties to the Material Contract have, performed all of their respective obligations required to be performed under the Material Contract through the date hereof;

(iii) the Company is not, nor to the Company’s Knowledge, is any other party to the Material Contract, in breach of or default under the Contract and no event has occurred or circumstance exists that (with or without notice, lapse of time or both) would constitute a breach or default by the Company or, to the Company’s Knowledge, by any such other party or permit termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit under, result in any payment becoming due under, result in the imposition of any Encumbrances (except for Permitted Encumbrances) on any of the Company Capital Stock or any of the properties or assets of the Company under, or otherwise give rise to any right on the part of any Person to exercise any remedy or obtain any relief under, the Contract, nor has the Company given or received notice or other communication alleging the same, except for any such breach, default, termination, cancellation, acceleration, suspension, modification, loss, payment, Encumbrance, remedy or relief which is not material to the Company or its business; and

(iv) the consummation of the transactions contemplated by this Agreement will not constitute a default or result in cancellation under any Material Contract, subject to the receipt of any required consents or approvals from the parties to the Materials Contracts, as set forth in Section 3.14(b) of the Company Disclosure Schedule, except for any such default or cancellation which is not material to the Company or its business.

(c) The Company is not, and the Company has not at any time since January 1, 2005 been, party to any Contract with (i) any Governmental Authority, (ii) any prime contractor to any Governmental Authority or (iii) any subcontractor with respect to any Contract described in clause (i) or (ii).

3.15 Tax Matters.

(a) All Tax Returns of the Company and each Company Subsidiary required to be filed on or before the Closing Date have been or will be timely filed in accordance with applicable Laws (including any validly obtained extensions of any filing deadlines), and each such Tax Return is or will be accurate and complete in all material respects.  The Company and each Company Subsidiary have timely paid or will timely pay all Taxes due with respect to the taxable periods covered by such Tax Returns and all other Taxes (whether or not shown on any Tax Return).  To the Company’s Knowledge, no claim has ever been made by a Governmental Authority in a jurisdiction where neither the Company nor any Company Subsidiary files a Tax Return that it is or may be subject to taxation by that jurisdiction.

(b) Neither the Company nor any Company Subsidiary has or will have additional Liability for Taxes with respect to any Tax Return which was required by applicable Laws to be filed on or before the Closing Date, other than those reflected as Liabilities in line items on the Interim Balance Sheet and Liability for Taxes incurred in the ordinary course of business after the date of the Interim Balance Sheet.  The amounts reflected as Liabilities in line items on the Interim Balance Sheet for all Taxes are adequate to cover all unpaid Liabilities for all Taxes, whether or not disputed, that have accrued with respect to, or are applicable to, the periods or portions of periods through the date of the Interim Balance Sheet.

(c) All Taxes that the Company and each Company Subsidiary are required by Law to withhold or collect, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder or other Person, have been duly withheld or collected and all such amounts have been duly paid over to the proper Governmental Authority.

(d) To the Company’s Knowledge, no federal, state, local or foreign audits or other Proceedings are pending or being conducted with respect to the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary has received any (i) notice from any Governmental Authority that any such audit or other Proceeding is pending, threatened or contemplated, (ii) request for information related to Tax matters or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any Governmental Authority against the Company or any Company Subsidiary, with respect to any Taxes due from or with respect to the Company or any Company Subsidiary or any Tax Return filed by or with respect to the Company or any Company Subsidiary.

(e) Neither the Company nor any Company Subsidiary is or has ever been a member of an affiliated group within the meaning of Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local Law), other than a group of which the Company is the common parent, and neither the Company nor any Company Subsidiary has Liability for Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any similar provision of foreign, state or local Law), as a transferee or successor, by Contract or otherwise.

(f) There are no Encumbrances upon any properties or assets of the Company arising from any failure or alleged failure to pay any Tax.

3.16 Employee Benefit Matters.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all Company Plans.

(b) The Company has made available to the Purchaser an accurate and complete copy of each writing that sets forth the terms of each Company Plan, including plan documents, plan amendments, any related trusts, all summary plan descriptions and other summaries and descriptions furnished to participants and beneficiaries and all other material related documents.

(c) Neither the Company nor any ERISA Affiliate has ever established, maintained or contributed to, or had an obligation to maintain or contribute to, any (i) multiemployer plan as defined in Section 3(37)(A) of ERISA (a “Multiemployer Plan”), (ii) pension plan, as defined in Section 3(3) of ERISA, subject to Title IV of ERISA (a “Title IV Plan”), (iii) voluntary employees’ beneficiary association under Section 501(c)(9) of the Code, (iv) organization or trust described in Section 501(c)(17) or 501(c)(20) of the Code, (v) welfare benefit fund as defined in Section 419(e) of the Code or (vi) a Company Plan that is an employee welfare plan described in Section 3(1) of ERISA that has two or more contributing sponsors at least two of which are not under common control within the meaning of Section 3(40) of ERISA.

(d) Each Company Plan is and at all times has been maintained, funded, operated and administered, and the Company has performed all of its current and past obligations under each Company Plan, in each case in all material respects in accordance with the terms of such Company Plan and in compliance in all material respects with all applicable Laws, including ERISA and the Code.  All contributions required to be made to any Company Plan by applicable Law and the terms of such Company Plan, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the Closing Date, have been timely made or paid in full to the extent required to be made or paid on or before the Closing Date or, to the extent not required to be made or paid on or before the Closing Date, have been fully reflected in line items on the Interim Balance Sheet to the extent required to be so reflected under GAAP.  To the Company’s Knowledge, no transaction prohibited by Section 406 of ERISA and no “prohibited transaction” under Section 4975 of the Code has occurred with respect to any Company Plan.

(e) Each Qualified Plan of the Company has received a favorable determination or opinion letter from the IRS that it is qualified under Section 401(a) of the Code and that its related trust is exempt from federal income Tax under Section 501(a) of the Code, and each such Qualified Plan complies in form and in operation in all material respects with the requirements of the Code.  No event has occurred or circumstance exists that is reasonably likely to give rise to disqualification or loss of Tax-exempt status of any such Qualified Plan or trust.

(f) Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) will not cause accelerated vesting, payment or delivery of, or increase the amount or value of any payment or benefit under or in connection with any Company Plan with respect to, any director, officer, employee, or former director, former officer or former employee of the Company.  Except as set forth in Section 3.16(f) of the Company Disclosure Schedule, the Company has not made nor has it become obligated to make, and the Company will not as a result of the consummation of the transactions contemplated by this Agreement become obligated to make, any payments that could be nondeductible by reason of Section 280G of the Code (without regard to subsection (b)(4) thereof) or Section 162(m) of the Code (or any corresponding provision of foreign, state or local Law), nor will the Company be required to “gross up” or otherwise compensate any individual because of the imposition of any excise Tax on such a payment to the individual.

(g) The Company has taken all actions necessary to terminate any and all Company Plans that are subject to Section 401(k) of the Code, effective not later than immediately prior to the Closing.

3.17 Employment and Labor Matters.

(a) The Company has made available to the Purchaser an accurate and complete list of all employees, temporary employee and independent contractors performing services for the Company or any Company Subsidiary as of the date hereof whose annual cash compensation (base salary and bonus whether deferred, contingent or otherwise) is expected by the Company to exceed $100,000 in 2008, including each employee on leave of absence or layoff status, along with, with respect to such employees, temporary employees and independent contractors whose annual salary is expected by the Company to exceed $100,000 in 2008, the position, service date, compensation and bonuses (deferred, contingent or otherwise), scheduled or contemplated increases in compensation and benefits, scheduled or contemplated promotions, full-time or part-time status, exempt or non-exempt classification where applicable, notice and severance payments in the event of termination of employment, change in control, retention and other like benefits paid or payable (in cash or otherwise), and work authorization with respect to such Persons.

(b) Neither the Company nor any Company Subsidiary is or has been a party to any collective bargaining with any labor union, works council, employee representative or other labor organization or group of employees.  Further, neither the Company nor any Company Subsidiary is or has been bound by any Contract with any labor union, works council, employee representative or other labor organization or group of employees.  The Company has no Knowledge of any union organizing, election or other activities made or threatened at any time within the past three years by or on behalf of any union, works council, employee representative or other labor organization or group of employees with respect to any employees of the Company or any Company Subsidiary.  There is no union, works council, employee representative or other labor organization or group of employees, which, pursuant to applicable Law, must be notified, consulted or with which negotiations need to be conducted connection with the transactions contemplated by this Agreement.

(c) Since January 1, 2008, neither the Company nor any Company Subsidiary has implemented any plant closing, collective dismissal or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state or local Law, and no such action will be implemented without advance notification to the Purchaser.  Section 3.17(c) of the Company Disclosure Schedule sets forth an accurate and complete list of all individuals whose employment with the Company has terminated during the 90-day period prior to the date of this Agreement.

3.18 Environmental, Health and Safety Matters.  To the Knowledge of the Company, the Company possesses all material governmental permits and other governmental authorizations (“Environmental Permits”) required under Environmental Laws.  The Company is in material compliance with all terms and conditions of such Environmental Permits and is in material compliance with all Environmental Laws, and any past noncompliance known to the Company has been remedied without any ongoing material costs, obligations or liabilities.  To the Knowledge of the Company, the Company has not released, discharged or emitted any Hazardous Substance or Hazardous Waste in violation of any Environmental Law or that require any investigation, remediation, cleanup, or corrective or remedial action under any Environmental Law.

3.19 Compliance with Laws and Judgments.

(a) Without limiting the scope of any other representation in this Article 3, each of the Company and the Company Subsidiaries has complied in all material respects with all, and neither the Company nor any of the Company Subsidiaries has violated in any material respect any, Laws, Judgments and Governmental Authorizations applicable to it or to the conduct of its business as currently conducted, including those related to employees, temporary employees or independent contractors, or the ownership or use of any of its properties or assets, the violation of which would have a Material Adverse Effect on the Company.  Neither the Company nor any of the Company Subsidiaries has received at any time since January 1, 2005 any written or, to the Company’s Knowledge, oral notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Law, Judgment or Governmental Authorization, except such violation or failure to comply would not be material to the Company or its business, or any actual, alleged or potential obligation on the part of the Company or the Company Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Section 3.19(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each Judgment to which the Company or any of the Company Subsidiaries, or any of the assets owned or used by it, is currently subject.  To the Company’s Knowledge, no director or officer of the Company or a Company Subsidiary is subject to any Judgment that prohibits such director or officer from engaging in or continuing any conduct, activity or practice relating to the business of the Company.

3.20 Legal Proceedings.  There are no pending Proceedings (a) by or against the Company or that otherwise relate to or may affect the business of the Company or any of the properties or assets owned, leased or operated by the Company, (b) to the Company’s Knowledge, by or against any of the directors or officers of the Company in their capacities as such or (c) that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Company’s Knowledge, no other such Proceeding has been threatened.  The Company has made available to the Purchaser accurate and complete copies of all pleadings, correspondence, audit response letters and other documents relating to such Proceedings.  Such Proceedings will not, in the aggregate, have a Material Adverse Effect on the Company.

3.21 Customers and Suppliers.  Section 3.21 of the Company Disclosure Schedule sets forth an accurate and complete list of (a) the 20 largest customers of the Company by revenue during the year ended December 31, 2007 and the 10-month period ended October 31, 2008, and the amount of revenues accounted for by each such customer during those periods, and (b) the 20 largest suppliers from whom the Company purchases products, services or license rights for resale in an aggregate amount of not less than $100,000 during the period ended December 31, 2007 and the 10-month period ended October 31, 2008, and the dollar amount accounted for by each such supplier during those periods.  No customer of the Company has any right to any credit or refund for products sold or services rendered or to be rendered by the Company pursuant to any Contract with or practice of the Company other than pursuant to the Company’s normal course return policy, which is attached as Section 3.21 of the Company Disclosure Schedule.

3.22 Insurance.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth an accurate and complete list of all certificates of insurance, binders for insurance policies and insurance maintained by the Company, or under which the Company has been the beneficiary of coverage at any time within the past three years.  The Company has made available to the Purchaser true, correct and complete copies of all such certificates of insurance, binders for insurance policies and insurance.   All such policies are in full force and effect and, to the Knowledge of the Company, the Company is not in material default with respect to its obligations thereunder.   All premiums due and payable under such insurance policies have been paid.  The Company has no Knowledge of any threatened termination of, or material premium increase with respect to, any of those policies.

(b) Section 3.22(b) of the Company Disclosure Schedule sets forth an accurate and complete list of all claims (open and closed) asserted by the Company pursuant to any such certificate of insurance, binder or policy since January 1, 2006, and describes the nature and status of the claims, including the amounts paid for each claim and the amounts reserved by insurers for each claim.

3.23 Relationships with Affiliates.  No current director or officer of the Company has any interest in any material property (whether real, personal or mixed and whether tangible or intangible) used in the Company’s business.  No director or officer of the Company owns, either of record or as a beneficial owner, a material equity interest or any other material financial or profit interest in a Person that (a) is a party to a Material Contract or (b) engages in direct competition with the Company with respect to any line of the products or services of the Company in any market presently served by the Company.  Except for amounts due as salaries or bonuses under employment agreements or Company Plans, stock issuable upon exercise of outstanding Options, amounts due as compensation to directors, amounts payable in reimbursement of expenses in the ordinary course of business or indemnification agreements, no director or officer of the Company is a party to any Contract with, or has any claim or right against, the Company.

3.24 Brokers or Finders.  Except as set forth in that letter agreement dated July 24, 2007 between the Company and Lehman Brothers Inc., as assigned to Barclays Capital Inc. on November 1, 2008, neither the Company nor any Person acting on behalf of the Company has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

3.25 Permits.  Section 3.25 of the Company Disclosure Schedule sets forth an accurate and complete list of each material Governmental Authorization that is held by the Company and the Company Subsidiaries that relates to the business of, or any of the assets owned or used by, the Company, all of which are valid and in full force and effect as of the date hereof.  The Governmental Authorizations listed in Section 3.25 of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company to conduct its business lawfully in the manner in which it conducts such business as of the date hereof and to permit the Company to own and use its assets in the manner in which it owns and uses such assets as of the date hereof.

3.26 Registration Statement.  None of the information supplied or to be supplied by or on behalf of the Stockholders or the Company to the Purchaser in writing for inclusion or incorporation by reference in the Registration Statement or the Proxy Statement will, or at the time such Registration Statement becomes effective, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

3.27 Disclaimer of Other Representations and Warranties.  The representations and warranties contained in this Article 3 are the only representations and warranties made by the Company.  Except as specifically set forth in this Agreement or any Ancillary Agreement, (a) the Company makes no warranty, express or implied, as to any matter relating to the Company, the business of the Company or any information relating to the business of the Company, including any descriptive memoranda, summary business descriptions or any information, documents or material provided to or made available to the Purchaser or its representatives, whether orally or in writing, in certain “data rooms,” responses to questions submitted on behalf of the Purchaser or in any other form in expectation of the transactions contemplated by this Agreement (“Company Information”), and (b) other than the indemnification obligations of the Stockholders set forth in Article 9 hereof and the Liability of a Stockholder for fraud committed by such Stockholder as provided in Section 9.6(f) hereof, none of the Stockholders will have or will be subject to any liability or indemnification obligation to the Purchaser or any other Person resulting from the distribution to the Purchaser or its Affiliates, or the Purchaser’s use of, any Company Information.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser and Merger Sub represent and warrant to the Company that as of the date of this Agreement and the Closing Date the statements set forth in this Article 4 are true and correct:

4.1 Organization and Good Standing.  Each of the Purchaser and the Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to conduct its business as presently conducted. The Purchaser is duly qualified or licensed to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification or licensure necessary except where the failure to be so qualified would not have a Material Adverse Effect on the Purchaser.

4.2 Authority and Enforceability.  Each of the Purchaser and the Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is a party and to perform its obligations under this Agreement and each such Ancillary Agreement, except for the approval of the stockholders of the Purchaser in connection with the Note Satisfaction.  The execution, delivery and performance of this Agreement and the Ancillary Agreements have been duly authorized by all necessary action on the part of the Purchaser and the Merger Sub, except for the approval of the stockholders of the Purchaser in connection with the Note Satisfaction.  The Stockholder Support Agreement in the form attached hereto as Exhibit F (the “Support Agreement”) has been duly executed and delivered by the Purchaser and certain of its stockholders, or will have been duly executed and delivered by the Purchaser and such stockholders no later than two Business Days following the date hereof, and such Support Agreement constitutes or will constitute a legal, valid and binding obligation by each of the signatories thereto.  This Agreement has been duly executed and delivered by each of the Purchaser and the Merger Sub and, assuming the due authorization, execution and delivery by each of the other parties to the Agreement, constitutes the legal, valid and binding obligation of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with its terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.  Upon the execution and delivery by the Purchaser and the Merger Sub of the Ancillary Agreements to which they are a party, and assuming the due authorization, execution and delivery by each of the other parties to each Ancillary Agreement, such Ancillary Agreements will constitute the legal, valid and binding obligations of the Purchaser and the Merger Sub, enforceable against the Purchaser and the Merger Sub in accordance with their terms, subject to (a) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

4.3 No Conflict.  Except for (i) forms that may be required to be filed in order to comply with NASDAQ rules, (ii) approval by the stockholders of the Purchaser for the issuance of the Note Satisfaction Shares and (iii) the declaration of the effectiveness of the Registration Statement by the SEC, neither the execution, delivery and performance of this Agreement by the Purchaser, nor the consummation by the Purchaser of the transactions contemplated by this Agreement, will directly or indirectly (with or without notice, lapse of time or both), conflict with, result in a breach or violation of, constitute a default (or give rise to any right of termination, cancellation, acceleration, suspension or modification of any obligation or loss of any benefit) under, constitute a change in control under, result in any payment becoming due under, or result in the imposition of any Encumbrance on any of the properties or assets of the Purchaser or the Merger Sub under (i) the certificate of incorporation or bylaws of the Purchaser or the Merger Sub, (ii) any Governmental Authorization or Contract to which the Purchaser or the Merger Sub is a party or by which the Purchaser or the Merger Sub is bound or by which any of their respective properties or assets is subject or (iii) any Law or Judgment applicable to the Purchaser or the Merger Sub or any of their respective properties or assets, except in any case that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Purchaser or (b) require the Purchaser or the Merger Sub to obtain any material consent, waiver, approval, ratification, permit, license, Governmental Authorization or other authorization of, give any notice to, or make any filing or registration with, any Governmental Authority or other Person.

4.4 Financial Statements.  The unaudited consolidated balance sheet of the Purchaser as of September 30, 2008 (the “Purchaser’s Interim Balance Sheet”) and the related unaudited consolidated statements of income, changes in stockholders’ equity and cash flow for the nine-months then ended made available to the Company (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (other than the provision of notes in connection with interim financial statements) and (ii) fairly represent the consolidated financial position of the Purchaser at the respective dates thereof and the consolidated financial position of Purchaser at the periods indicated (subject to normal recurring year-end adjustments).  There has been no change in the Purchaser’s accounting policies since the date of the Purchaser’s Interim Balance Sheet other than as required by applicable Law.

4.5 No Undisclosed Liabilities.  The Purchaser has no Liability of a nature required to be disclosed on a balance sheet or in the related notes to the financial statements prepared in accordance with GAAP except for (a) Liabilities accrued or expressly reserved for in specific line items on the Purchaser’s Interim Balance Sheet, (b) Liabilities incurred in the ordinary course of business after the date of the Purchaser’s Interim Balance Sheet, (c) Liabilities incurred in the ordinary course pursuant to contractual obligations or (d) Liabilities incurred directly in connection with the transactions contemplated by this Agreement and as expressly contemplated by this Agreement.

4.6 SEC Filings.  Except for the Purchaser’s failure to file with the SEC the Purchaser’s Periodic Report on Form 8-K dated November 26, 2007 within the required time period, the Purchaser has timely filed all forms, reports, registration statements and documents required to be timely filed by the Purchaser under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, with the SEC.  As of their respective filing dates, all such required forms, reports and documents (a) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such forms, reports and documents and (b) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date hereof, no amendments to any of the foregoing filings were required to have been made.  The financial statements of the Purchaser included in the SEC filings comply in all material respects with applicable accounting requirements with respect thereto as in effect at the time of filing.

4.7 Issuance of Securities. The Shares, when issued in accordance with this Agreement and Ancillary Agreements, will be duly authorized and validly issued, fully paid and nonassessable, free and clear of all Encumbrances imposed by Purchaser other than restrictions on transfer due to applicable federal and state securities Laws or as otherwise contemplated by the Agreement or the Ancillary Agreements.  The Purchaser has reserved from its duly authorized capital stock the maximum number of shares of Purchaser Common Stock issuable pursuant to this Agreement as of the Closing Date.

4.7 Legal Proceedings.  There are no pending Proceedings (a) by or against the Purchaser or Merger Sub or that otherwise relate to or may affect the business of the Purchaser or Merger Sub or any of the properties or assets owned, leased or operated by the Purchaser or Merger Sub except as disclosed in any SEC filing, or (b) that challenge, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.  To the Purchaser’s Knowledge, no other such Proceeding has been threatened in writing.

4.8 Sarbanes-Oxley; Internal Accounting Controls. The Purchaser is in compliance, in all material respects, with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it. The Purchaser maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.  The Purchaser has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Purchaser and designed such disclosure controls and procedures to ensure that material information relating to the Purchaser, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Purchaser’s most recently filed periodic report under the Exchange Act, is being prepared. The Purchaser’s certifying officers have evaluated the effectiveness of the Purchaser’s disclosure controls and procedures as of a date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Purchaser presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the Purchaser’s disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Purchaser’s internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that have materially affected, or are reasonably likely to materially affect, the Purchaser’s internal control over financial reporting. Since September 30, 2008, (A) neither the Purchaser nor any of its Subsidiaries nor, to the knowledge of the Purchaser, any director, officer, employee, auditor, accountant or representative of the Purchaser or any of the Subsidiaries of the Purchaser has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Purchaser or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that the Purchaser or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing the Purchaser or any Subsidiary of the Purchaser, whether or not employed by the Purchaser or any Subsidiary of the Purchaser, has reported evidence of a material violation of securities Laws, material breach of fiduciary duty or similar violation by the Purchaser or any of its officers, directors, employees or agents to the board of directors or any committee thereof or to any director or officer of the Purchaser.

4.9 Listing and Maintenance Requirements. The Purchaser Common Stock is registered pursuant to Section 12(g) of the Exchange Act, and the Purchaser has taken no action intended to terminate the registration of the Purchaser Common Stock under the Exchange Act nor has the Purchaser received any written notification that the SEC is contemplating terminating such registration.  The Purchaser is, and has been in the 12 months preceding the date hereof, in compliance with the listing or maintenance requirements of the NASDAQ Global Market.

4.10 Application of Takeover Protections. The Purchaser and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision under the Purchaser’s certificate of incorporation or the DGCL that is or could become applicable to the Company as a result of the Company and the Purchaser fulfilling their obligations or exercising their rights under the Merger Agreement and Ancillary Agreements, including the Purchaser’s issuance of the Shares and the Stockholders’ ownership of the Purchaser Common Stock.

4.11 Approvals. The issuance and listing on the NASDAQ Global Market of the Shares requires no further approvals, except that (a) a Notification Form: Listing of Additional Shares may be required to be filed in order to comply with NASDAQ rules and (b) approval by the stockholders of the Purchaser is required for the issuance of the Note Satisfaction Shares.

4.12 Brokers or Finders.  Neither the Purchaser nor the Merger Sub nor any Person acting on behalf of the Purchaser or Merger Sub has incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with any of the transactions contemplated by this Agreement.

4.13 Proxy Statement. None of the disclosures included or incorporated by reference in the Proxy Statement will, on the date it is first mailed to the stockholders of the Purchaser or at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.  Notwithstanding the preceding sentence, no representation or warranty is made by the Purchaser with respect to statements made the Proxy Statement based on information supplied in writing by or on behalf of the Stockholders or the Company expressly for inclusion therein. The affirmative vote of the holders of shares representing a majority of the shares of Purchaser Common Stock entitled to vote on the approval of the Note Satisfaction at the Special Meeting is the only vote or approval of the holders of any class or series of capital stock of the Purchaser necessary to so approve the issuance of the Note Satisfaction Shares in accordance with the rules of the NASDAQ Global Market.

4.14 S-3 Eligibility.  As of the date hereof, the Purchaser meets all eligibility requirements under the Securities Act and SEC rules to file a registration statement on Form S-3.

4.15 Merger Sub.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities.

4.16 Independent Investigation.  The Purchaser has conducted its own independent investigation, review and analysis of the business, operations, results of operations and financial condition of the Company, which investigation, review and analysis was done by the Purchaser and its representatives.  In entering into this Agreement, the Purchaser acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company or its representatives (except the representations and warranties set forth in Article 3 hereof and the Company Disclosure Schedule).  The Purchaser hereby acknowledges and agrees that (a) other than the representations and warranties set forth in Article 3 hereof, none of the Company or any Stockholder makes or has made any representation or warranty, express or implied, at law or in equity, with respect to the Company, the business of the Company or the Company Information, and (b) other than the indemnification obligations of the Stockholders set forth in Article 9 hereof and the Liability of a Stockholder for fraud committed by such Stockholder as provided in Section 9.6(f) hereof, none of the Stockholders will have or will be subject to any Liability or indemnification obligation to the Purchaser or any other person resulting from the distribution to the Purchaser or representatives of, or the Purchaser’s use of, any Company Information.

ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATION TO CLOSE

5.1 Conditions to the Obligation of the Purchaser and the Merger Sub.  The obligations of the Purchaser and the Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 5.1 (any of which may be waived by the Purchaser and the Merger Sub, in whole or in part, but only in a writing signed by the Purchaser).

(a) Performance of Covenants.  The covenants and obligations of the Company set forth in Section 6.2(b) must have been duly performed and complied with in all respects.

(b) No Action.  No Governmental Authority of competent jurisdiction will have issued a Judgment or taken any other formal action, and there must not have been commenced or threatened any Proceeding, that would be reasonably expected to (i) temporarily or permanently restrain, enjoin or otherwise prohibit any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation.

(c) Deliveries.  The Company will have made each of the following deliveries:

(i) a certificate of merger, signed on behalf of the Company, in accordance with the DGCL and in form reasonably satisfactory to the Purchaser;

(ii) a certificate, dated as of the Closing Date, executed by the chief executive officer or chief financial officer of the Company confirming the satisfaction of the conditions specified in Sections 5.1(a) and 5.1(b);

(iii) a certificate in the form of Exhibit J of the Secretary or assistant secretary of the Company dated as of the Closing Date and attaching with respect to the Company (A) the Company’s certificate of incorporation and all amendments thereto, certified by the Secretary of State of the state of Delaware not more than five Business Days prior to the Closing Date, (B) the Company’s bylaws and all amendments thereto, (C) a certificate of good standing of the Company certified by the Secretary of State of the state of Delaware and issued not more than five Business Days prior to the Closing Date, (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Company and the stockholders relating to this Agreement and the transactions contemplated by this Agreement and (E) incumbency and signatures of the officers of the Company executing this Agreement, any Ancillary Agreement or any other agreement or instrument contemplated by this Agreement;

(iv) the Final Merger Consideration Allocation Schedule; and

(v) the Escrow Agreement.

(d) Company Stockholder Approval.  The stockholders of the Company will have approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement by the requisite vote under applicable Law and the Company’s certificate of incorporation, as amended to date.

(e) Ancillary Agreements.  Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

(f) Dissenter’s Rights.  The maximum number of shares of Company Capital Stock which, as of the Closing, have become or could be entitled to become Dissenting Shares will not exceed ten percent (10%) of the aggregate number of shares of capital stock of the Company outstanding as of the Effective Time.  The Company will have furnished to the Purchaser in writing the names, addresses and number of shares held by any holders of such actual or potential dissenting shares, together with the names and addresses and number of shares held by holders of Company Capital Stock who have given written consent to the Agreement and the Merger, certified by the Company’s Secretary.

(g) Securities Law Exemption.  The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement will have been issued in a transaction exempt from registration under federal and state securities laws.  In connection therewith, each Stockholder who will receive any portion of the Merger Consideration pursuant to the terms of this Agreement must have completed, executed and delivered to the Purchaser a representation letter, in the form attached hereto as Exhibit H, and no later than three Business Days prior to the Closing.

(h) Comerica.  The Company must have delivered to the Purchaser the following: (i) a release and termination of the warrant(s) outstanding and held by Comerica Bank to purchase shares of any capital stock of the Company; and (ii) either (A) a payoff and release letter providing for the repayment in full of any outstanding Indebtedness and the corresponding release of any Encumbrance that Comerica Bank may have with respect to the Company, any Company Subsidiary or any of its respective assets, or (B) the written consent of Comerica to the Merger and the other transactions contemplated by this Agreement; in each case in form and substance reasonably satisfactory to the Purchaser.

5.2 Conditions to the Obligation of the Company.  The obligation of the Company to consummate the transactions contemplated by this Agreement is subject to the satisfaction, on or before the Closing Date, of each of the conditions set forth in this Section 5.2 (any of which may be waived by the Company, in whole or in part, but only in a writing signed by the Company).

(a) Performance of Covenants.  All of the covenants and obligations that the Purchaser or the Merger Sub is required to perform or comply with under this Agreement on or before the Closing Date must have been duly performed and complied with in all material respects (with materiality being measured individually and on an aggregate basis with respect to all breaches of covenants and obligations).

(b) No Action.  No Governmental Authority of competent jurisdiction will have issued a Judgment or taken any other formal action, and there must not have been commenced or threatened any Proceeding, that would be reasonably expected to (i) temporarily or permanently restrain, enjoin or otherwise prohibit any of the transactions contemplated by this Agreement or any of the Ancillary Agreements, or (ii) cause any of the transactions contemplated by this Agreement or any of the Ancillary Agreements to be rescinded following consummation.

(c) Deliveries.  The Purchaser will have made each of the following deliveries:

(i) a certificate of merger, signed on behalf of the Purchaser and the Merger Sub, in accordance with the DGCL and in form reasonably satisfactory to the Company;

(ii) a certificate, dated as of the Closing Date, executed by the chief executive officer or chief financial officer of the Purchaser confirming the satisfaction of the conditions specified in Sections 5.2(a) and 5.2(b);

(iii) a certificate in the form of Exhibit K of the Secretary or assistant secretary of the Purchaser dated as of the Closing Date and attaching with respect to the Purchaser (A) the Purchaser’s certificate of incorporation and all amendments thereto, certified by the Secretary of State of the state of Delaware not more than five Business Days prior to the Closing Date, (B) the Purchaser’s bylaws and all amendments thereto, (C) a certificate of good standing of the Purchaser certified by the Secretary of State of the state of Delaware and issued not more than five Business Days prior to the Closing Date, (D) all resolutions of the board of directors or other authorizing body (or a duly authorized committee thereof) of the Purchaser relating to this Agreement and the transactions contemplated by this Agreement and (E) incumbency and signatures of the officers of the Purchaser executing this Agreement, any Ancillary Agreement or any other agreement or instrument contemplated by this Agreement;

(iv) the documents contemplated by Section 5.2(f) hereof.

(d) Company Stockholder Approval.  The stockholders of the Company will have approved and adopted this Agreement, the Merger and the transactions contemplated by this Agreement by the requisite vote under applicable Law and the Company’s certificate of incorporation, as amended to date.

(e) Ancillary Agreements.  Each of the Ancillary Agreements must have been executed and delivered by each of the other parties thereto, and each such Ancillary Agreement will be in full force and effect.

(f) Securities Law Exemption.  The shares of Purchaser Common Stock to be issued in connection with the transactions contemplated by this Agreement will have been issued in a transaction exempt from registration under federal and state securities laws.

ARTICLE 6

INTERIM COVENANTS

6.1 Access and Investigation.  Upon reasonable advance notice from the Purchaser, the Company will use commercially reasonable efforts to (a) afford the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives full access during normal business hours to all of its properties, books, Contracts, personnel and records as the Purchaser may reasonably request, and (b) furnish promptly to the Purchaser and its directors, officers, employees, agents, consultants and other advisors and representatives all other information concerning its business, properties, assets and personnel as the Purchaser may reasonably request, to the extent permitted by applicable Law.

6.2 Operation of the Business of the Company.

(a) From the date of this Agreement until the Closing, and other than as expressly contemplated by this Agreement, as requested in writing by the Purchaser or as determined by the board of directors of the Company, which determination would not constitute a violation of its fiduciary responsibilities, the Company will use commercially reasonable efforts to, and will use commercially reasonable efforts to cause each Company Subsidiary to, (a) conduct its business only in the ordinary course of business, and (b) preserve and protect its business organization, assets, employment relationships, and relationships with customers, strategic partners, suppliers, distributors, landlords and others doing business with it.  Without limiting the generality of the foregoing and except as otherwise expressly permitted by this Agreement, the Company will use commercially reasonable efforts to not take, and will use commercially reasonable efforts to cause the Company Subsidiaries to not take, any of the actions set forth or disclosed in Section 3.10 hereof without the prior written consent of the Purchaser, which consent will not be unreasonably withheld, delayed or conditioned.

(b)           Without limiting the generality of the foregoing, and other than the Permitted Interim Activities, the Company will not take, and will cause the Company Subsidiaries to not take, any of the following actions without the prior written consent of the Purchaser which will not be unreasonably withheld, delayed or conditioned:

(i)           disburse or otherwise pay any cash or equivalent funds to any Person;

(ii)           enter into any Contract with any Person; and

(iii)           except for the issuance of Company Capital Stock upon the exercise of Options outstanding as of the date of this Agreement, issue, sell, grant, pledge or otherwise dispose of or Encumber any shares of its capital stock or other voting securities or any securities convertible, exchangeable or redeemable for, or any options, warrants or other rights to acquire, any such securities.

6.3 Consents and Filings; Reasonable Efforts.  Each of the parties will use their respective commercially reasonable efforts (i) to take promptly, or cause to be taken (including actions after the Closing), all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and (ii) subject to Sections 7.1, 7.3 and 7.4 (solely with respect to the Purchaser), as promptly as practicable after the date of this Agreement, to obtain all Governmental Authorizations from, give all notices to, and make all filings with, all Governmental Authorities, and to seek to obtain all other consents, waivers, approvals and other authorizations from, and give all other notices to, all other third parties, that are necessary or advisable in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement, including with respect to the Company those listed in Section 6.3 of the Company Disclosure Schedule.

6.4 No Negotiation.  The Company will not (and it will not permit or authorize, as applicable, any of its respective Affiliates, directors, officers, stockholders, employees, agents, consultants and other advisors and representatives to), directly or indirectly (a) solicit, initiate, encourage, knowingly facilitate, or entertain any inquiry or the making of any proposal or offer, (b) enter into, continue or otherwise participate in any discussions or negotiations, or enter into any Contract, (c) furnish to any Person any non-public information or grant any Person access to its properties, books, Contracts, personnel and records, or (d) approve or recommend, or propose to approve or recommend, or execute or enter into, any letter of intent, agreement in principal, merger agreement, acquisition agreement, option agreement or other similar agreement or propose, whether publicly or to any director or stockholder, or agree to do any of the foregoing for the purpose of encouraging or facilitating any proposal, offer, discussions or negotiations; in each case regarding any business combination transaction involving the Company or any other transaction to acquire all or substantially all of the assets (including, without limitation, Company Intellectual Property), business, or properties of the Company or any amount of the capital stock of the Company (whether or not outstanding), whether by merger, purchase of assets, purchase of stock, tender offer, license or otherwise, other than with the Purchaser (an “Acquisition Transaction”).  The Company will immediately cease and cause to be terminated any such negotiations, discussion or Contracts (other than with the Purchaser) that are the subject of clauses (a) or (b) above and will immediately cease providing and secure the return of any non-public information and terminate any access of the type referenced in clause (c) above.  If the Company or any of its Affiliates, directors, officers, employees, agents, consultants or other advisors and representatives receives, prior to the Closing, any offer, proposal or request, directly or indirectly, of the type referenced in clause (a) or (b) above or any request for disclosure or access as referenced in clause (c) above, the Company will immediately suspend any discussions with such offeror or Person with regard to such offers, proposals or requests and notify the Purchaser thereof, including information as to the identity of the offeror or Person making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as the Purchaser may reasonably request.  Promptly following the Closing, the Company will notify each person with which the Company has entered into a nondisclosure agreement with respect to the evaluation of the sale of the Company that it is required to return or destroy (pursuant to the terms of such agreements) any materials or information provided to such parties that would be deemed confidential for purposes of the Confidentiality Agreement, and, beginning on the date hereof, neither the Company nor any of its Affiliates will waive affirmatively any right under any such agreement without the prior written consent of the Purchaser.

6.5 Confidentiality.

(a) For purposes of securities law compliance, each party agrees not to issue any press release or make any other public announcement relating to this Agreement without the prior written approval of the other party, except that the Purchaser reserves the right, without the Company’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the Purchaser agrees to use reasonable efforts to advise the Company prior to making such disclosure).

(b) Each party agrees to continue to abide by that certain Non-Disclosure Agreement dated as of October 28, 2008 (the “Confidentiality Agreement”), the terms of which are incorporated by reference in this Agreement and which terms will survive until the Closing, at which time the Confidentiality Agreement will terminate; provided, however, that if this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect.  Except as contemplated by Section 6.5(a), the existence of this Agreement and the other Ancillary Agreement and the terms hereof and thereof (including the exhibits and schedules appended hereto) will be deemed to be confidential for purposes of the Confidentiality Agreement.

6.6 Company Stockholder Materials.  Within five Business Days of the execution of this Agreement, the Company will deliver an information statement, the form of written consent required pursuant to other provisions of this Agreement and all information that may be required to be given to the Stockholders pursuant to the DGCL in connection with the Merger, including, to the extent applicable, adequate notice of the Merger and information concerning dissenters’ rights under the DGCL (the “Stockholder Materials”) to all Stockholders entitled to receive such under the DGCL.  Prior to the delivery of the Stockholder Materials, the Company will have given the Purchaser and its counsel a reasonable opportunity (but in no event fewer than two Business Days) to review and comment on reasonably final drafts of the Stockholder Materials.  The form of written consent will include language to the effect that each consenting Stockholder agrees to be bound by the indemnification provisions of Article 9 of this Agreement as if the consenting Stockholder were a signatory to this Agreement and will otherwise be in form and substance reasonably satisfactory to the Purchaser.  The Stockholder Materials will also specify the address to which any notices concerning dissenters’ rights must be sent and will request that a copy of such notice be sent to the Purchaser at an address specified by the Purchaser.  At the time it is sent and at all times subsequent thereto (through and including the Effective Time), the Stockholder Materials will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, not misleading; provided, however, that the Company will not be responsible for information about the Purchaser which is accurately stated from or incorporated by reference to information which the Purchaser has publicly released or filed or otherwise provided by the Purchaser or its representatives (including counsel), in writing, for use in the Stockholder Materials.  If, at any time prior to the Effective Time, any event or information should be discovered by the Company which should be set forth in an amendment or supplement to the Stockholder Materials, then the Company will promptly inform the Purchaser of such occurrence, and the Company will deliver to the Stockholders such amendment or supplement.  The Stockholder Materials will include the recommendation of the board of directors of the Company in favor of this Agreement and the Merger and the conclusion of the board of directors of the Company that the terms and conditions of the Merger are in the best interests of the Stockholders.

6.7 Meeting or Consent of Stockholders.  Without limiting the provisions of Section 6.6, the Company will within five Business Days after the date hereof take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to deliver a solicitation for the written consent of the Stockholders to approve this Agreement and the Merger.  The Company will use commercially reasonable efforts to obtain promptly from all of the Stockholders written consents in favor of the Merger and take all other action necessary to secure the approval of all such Stockholders.

6.8 Satisfaction of Conditions Precedent.  Each of the parties hereto will use its commercially reasonable efforts to satisfy or cause to be satisfied all of the conditions precedent which are set forth in Article 5, and each of the parties hereto will use its best efforts to cause the transactions contemplated in this Agreement to be consummated.

6.9 Company Plans.  Prior to the Effective Time, the Company will take all actions necessary to terminate any and all Company Plans subject to Section 401(k) of the Code, effective not later than immediately prior to the Effective Time.  In addition, the Company will take all actions necessary to amend any Company Plan, as applicable, to comply with Section 409A of the Code and the rules and regulations adopted thereunder.

6.10 Employment Arrangements.  The Company and Purchaser will cooperate in identifying those employees of the Company or any Company Subsidiary with whom Purchaser may wish to continue employment upon the consummation of the Merger.

6.11 Further Actions.  Subject to the other express provisions of this Agreement, upon the request of any party to this Agreement, the other parties will (a) execute and deliver, at their own expense, any other documents and (b) take any other actions as the requesting party may reasonably require to more effectively carry out the intent of this Agreement and the transactions contemplated by this Agreement.

ARTICLE 7

POST-CLOSING COVENANTS

7.1 Special Meeting of Stockholders.

(a) Promptly after the Closing Date, the Purchaser will take all commercially reasonable actions in accordance with the DGCL and the Purchaser’s certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders for the purpose of voting on the approval of the Note Satisfaction (the “Special Meeting”), to be held as promptly as practicable.  Subject to its fiduciary obligations under applicable Law, the board of directors of the Purchaser will recommend approval of the Note Satisfaction to the Purchaser’s stockholders in the Proxy Statement (as hereinafter defined).  In connection with the Special Meeting, the Purchaser will (i) prepare preliminary proxy materials and any amendments or supplements thereof which will constitute the proxy statement of the Purchaser (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”) for purposes of soliciting proxies in connection with the Special Meeting, (ii) mail and file with the SEC the definitive Proxy Statement to the Purchaser’s stockholders, (iii) use its commercially reasonable efforts to secure the approval of its stockholders for the Note Satisfaction, (iv) otherwise comply with all legal requirements applicable to the Special Meeting, and (v) to actively solicit, consistent with past practice, proxies from its stockholders with full power and authority to vote such proxies in favor of the Note Satisfaction.  The Proxy Statement will comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder.  The Purchaser will promptly provide copies to the Stockholder Representative and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and promptly advise the Stockholder Representative of any oral comments received from the SEC.  The Purchaser agrees that none of the information supplied or to be supplied by the Purchaser for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Stockholder Representative agrees that none of the information supplied by it in writing on behalf of the Stockholders, and the Company agrees that none of the information supplied by it in writing, expressly for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Special  Meeting, will contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the individuals listed as signatories in the Support Agreement has executed and delivered to the Company the Support Agreement concurrently with the Purchaser’s execution and delivery of this Agreement, or will have executed and delivered such executed Support Agreement no later than two Business days following the date hereof, pursuant to which such individuals (a) agree to vote or cause to be voted in favor of the Note Satisfaction, all shares of Purchaser Common Stock now or later held of record or beneficially owned by such individuals, (b) agree to take or refrain from such other actions in the manner specified in the Support Agreement, and (c) have granted to the Purchaser an irrevocable proxy allowing the Purchaser to vote the Parent Common Stock held of record or beneficially owned by such individuals at the Special Meeting in favor of the Note Satisfaction.  The Purchaser agrees to vote any proxy received from any such signatory in favor of the Note Satisfaction.

7.2 D&O Indemnification.  The Purchaser will cause the Surviving Corporation to maintain and perform, and will not take any action to alter or impair, any indemnification provisions or similar exculpatory provisions eliminating personal liability of directors for monetary damages existing in the Company’s or any Company Subsidiary’s certificate of incorporation, bylaws, existing indemnification agreements between the Company and its directors and officers, or any similar written agreement in effect as of the Effective Time, only to the extent a copy of which has been made available to the Purchaser or otherwise described in Section 3.23 of the Company Disclosure Schedule, for a period of not less than six years after the Effective Time, except for any changes in such certificates of incorporation or bylaws which, in each instance, do not directly or indirectly adversely affect the application of such provisions to acts or omissions of such individuals prior to the Effective Time or materially alter or impair the rights of such individuals thereunder.  Without limiting the foregoing, the Purchaser will continue the Company’s and each Company Subsidiary’s directors’ and officers’ insurance policy in effect as of the Effective Time for such six-year period, so long as the aggregate premium for such policy does not exceed $50,000 in the aggregate over such six-year period.  Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 7.2 will survive the consummation of the Merger and are intended to be for the benefit of, and will be enforceable by, each present and former directors and officers of the Company and his or her heirs and representatives.  Following the Effective Time, the obligations of the Purchaser under this Section 7.2 will not be terminated or modified in such a manner as to adversely affect the rights of any present and former directors and officers of the Company under this Section 7.2 without the consent of such affected present and former directors and officers of the Company.

7.3 Form S-3.

(a) Registration Statement; Registration Procedures.

(i) As soon as commercially practicable but in no event later than 15 days after the Closing Date (or such later date as the Purchaser and the Stockholder Representative will agree in writing), the Purchaser will file a registration statement on Form S-3 (the “Registration Statement”) with the SEC covering the Shares (for the purposes of this Section 7.3, the “Registrable Securities”), make any required filings with the National Association of Securities Dealers and Financial Industry Regulatory Authority and thereafter use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable and to remain effective as provided herein, provided, however, that before filing a Registration Statement or any amendments or supplements thereto, the Purchaser will, at the Purchaser’s expense, furnish or otherwise make available to the Stockholder Representative’s counsel copies of all such documents proposed to be filed and keep the Stockholder Representative reasonably apprised of the status of such Registration Statement .

(ii) The Purchaser will use its commercially reasonable efforts to prepare and file with the SEC such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective continuously and re-file the Registration Statement upon its expiration, until the date all of the Registrable Securities have been disposed of by the Stockholders, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement until such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Stockholders set forth in such Registration Statement, and cause the related prospectus to be supplemented by any prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act.

(iii) The Purchaser will furnish to each Stockholder such number of copies, without charge, of such Registration Statement, each amendment and supplement thereto, including each preliminary prospectus, final prospectus, any other prospectus (including any prospectus filed under Rule 424, Rule 430A or Rule 430B under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act), all exhibits and other documents filed therewith and such other documents as such Stockholder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Stockholder, and upon request a copy of any and all transmittal letters or other correspondence to, or received from, the SEC or any other Governmental Authority relating to such offer.

(iv) The Purchaser will use its commercially reasonable efforts to register or qualify (or exempt from registration or qualification) such Registrable Securities, and keep such registration or qualification (or exemption therefrom) effective, under such other securities or blue sky laws of such jurisdictions as any Stockholder reasonably requests for the purpose of permitting the offers and sales of the Registrable Securities owned by such Stockholder in such jurisdictions (provided that the Purchaser will not be required to (x) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (y) subject itself to taxation in any such jurisdiction or (z) consent to general service of process in any such jurisdiction).

(v) The disclosures included or incorporated by reference in the Registration Statement will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and in the case of any prospectus, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement therein, in light of the circumstances in which they were made, not misleading. Notwithstanding the preceding sentence, the Purchaser will not be liable for statements made in the Registration Statement, related prospectus and any supplements and amendments thereto, based on information supplied in writing by the Stockholder Representative on behalf of the Stockholders or by the Company expressly for inclusion therein.  The Purchaser will notify each Stockholder at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the discovery of the happening of any event that makes any statement made in the Registration Statement or related prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, prospectus or documents and, as soon as reasonably practicable, prepare and furnish to such Stockholder a reasonable number of copies of a supplement or amendment to such prospectus so that, in the case of the Registration Statement, it will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, and that in the case of any prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statement therein, in light of the circumstances in which they were made, not misleading.

(vi) The Purchaser will notify each Stockholder who is selling any Registrable Securities covered by such Registration Statement and its counsel (i) when such Registration Statement or the prospectus or any prospectus supplement or post-effective amendment has been filed and, with respect to such Registration Statement or any post-effective amendment, when the same has become effective, (ii) of any request by the SEC for amendments or supplements to such Registration Statement or to amend or to supplement such prospectus or for additional information, (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or the initiation of any proceedings for any of such purposes and (iv) of the receipt by the Purchaser of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose.

(vii) The Purchaser will use its commercially reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Purchaser are then listed.

(viii)  The Purchaser will use its commercially reasonable efforts to provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such Registration Statement.

(ix) At the Stockholders’ expense, the Purchaser will, in the case of certificated Registrable Securities, cooperate with the Stockholders selling such Registrable Securities to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each such Stockholder that the Registrable Securities represented by the certificates so delivered by such Stockholder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the Stockholders may request at least two Business Days prior to any sale of Registrable Securities.

(x) The Purchaser will otherwise comply with all applicable rules and regulations of the SEC and any applicable national securities exchange.

(xi) The Purchaser will, in the event of the issuance of any stop order suspending the effectiveness of a Registration Statement, or of any order suspending or preventing the use of any related prospectus or ceasing trading of any securities included in such Registration Statement for sale in any jurisdiction, in each case other than because all Registrable Securities have been resold, use every reasonable effort to promptly obtain the withdrawal of such order.

(xii) The Purchaser will otherwise use its commercially reasonable efforts to obtain any required regulatory approval necessary for the Stockholder to sell its Registrable Securities in an offering.

(xiii) As a condition precedent to registering Registrable Securities, the Purchaser may require each Stockholder as to which any registration is being effected to furnish the Purchaser with such information regarding such Person and pertinent to the disclosure requirements relating to the registration and the distribution of such securities as the Purchaser may from time to time reasonably request in writing.  Each such Stockholder will promptly notify the Purchaser in writing of any changes in the information set forth in the Registration Statement after it is prepared regarding the Stockholder to the extent required by applicable Law.

(xiv) For the purposes of this Section 7.3, “a Stockholder” or “the Stockholders” refers solely to a holder or holders of Registrable Securities as of the Closing Date.

Notwithstanding the foregoing, the Purchaser will not be required to maintain the effectiveness of such Registration Statement if fewer than 900,000 Shares have not been sold by the initial holders thereof as of a particular date, excluding Shares that an initial holder thereof may not freely sell without any restriction or limitation pursuant to Rule 144.

(b) Effect of Delay.  If such Registration Statement is not filed within 15 days of the Closing Date, not declared effective within 120 days from the date of filing or, following effectiveness, not available for any reason for resale of the Shares by the initial holders thereof (each, an “Effectiveness Delay”), then the Purchaser will pay to such holders an amount in cash equal to 8% per annum of the aggregate value of the Shares then-held by each such holder (including for such purpose, any Note Satisfaction Shares) for each day that such Registration Statement is so delinquent (through the date of cure) or so unavailable.  For purposes of this payment, the “value of the Shares” will equal the Purchaser Closing Stock Price, and will not include any Shares that may be freely sold pursuant to Rule 144 as of the initial date of delinquency or unavailability without any limitations on the number of Shares so sold.

(c) Indemnification.

(i) To the extent permitted by law, the Purchaser will indemnify and hold harmless each Stockholder, the partners or officers, directors and stockholder of each Stockholder, legal counsel and accountants for each Stockholder and each Person, if any, who controls such Stockholder, with respect to which registration, qualification or compliance has been effected pursuant to this Section 7.3, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation by the Purchaser of the Securities Act, the Exchange Act, any state securities laws or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities laws applicable to the Purchaser; and the Purchaser will reimburse each such Stockholder or controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 6.3(c) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Purchaser, nor will the Purchaser be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Stockholder or Person who controls such Stockholder; provided further, that the foregoing indemnity agreement with respect to any preliminary prospectus will not inure to the benefit of any Stockholder or any Person controlling such Stockholder from whom the Person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Purchaser will have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Stockholder to such Person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such Person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(ii) To the extent permitted by law, each selling Stockholder will indemnify and hold harmless the Purchaser, its directors, officers, employees and each Person who controls the Purchaser within the meaning of the Exchange Act, legal counsel and accountants for the Purchaser, any other Stockholder selling securities in such Registration Statement and any controlling Person of any such other Stockholder, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing Persons may become subject, under the Securities Act, the Exchange Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Stockholder expressly for use in connection with such registration; and each such Stockholder will reimburse any Person intended to be indemnified pursuant to this subsection 7.3(c), for any legal or other expenses reasonably incurred by such Person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 7.3(c) will not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Stockholder (which consent will not be unreasonably withheld), and that in no event will any indemnity under this subsection 7.3(c) exceed the gross proceeds from the offering received by such Stockholder.

(iii) The obligations of the Purchaser and Stockholders under this Section 7.3(c) will survive the completion of any offering of registrable securities in a Registration Statement under this Section 7, and otherwise.  The indemnification rights of the Purchaser and Stockholders pursuant to this Section 7.3(c) will be the sole and exclusive remedy of the Purchaser and Stockholders, as the case may be, under Section 7.3 hereof with respect to any Losses suffered or incurred thereby and arising in connection with any Violation, other than any rights or remedies the Purchaser or the Stockholders, as the case may be, may have under applicable securities Laws.

7.4 Rule 144.  The Purchaser will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Purchaser is not required to file such reports, it will, upon the request of any Stockholder or transferee, make publicly available such information as necessary to permit sales pursuant to Rule 144 or Regulation S under the Securities Act), and it will take such further action as any Stockholder or transferee may reasonably request, to the extent required from time to time to enable such Stockholder or transferee to sell shares of Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 promulgated under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon written request by any Stockholder or transferee, so long as such Person owns any Registrable Securities, the Purchaser will deliver to such Person a written statement as to whether it has complied with such information requirements, and, if not, the specifics thereof.

ARTICLE 8

TERMINATION

8.1 Termination Events.  This Agreement may, by written notice given before or at the Closing, be terminated:

(a) by mutual consent of the Purchaser and the Company;

(b) by either the Purchaser or the Company if any Governmental Authority of competent jurisdiction has issued a nonappealable final Judgment or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(c) by either party if the Closing has not occurred on or before February 28, 2009; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) will not be available if the terminating party’s curable breach of a representation, warranty or covenant made under this Agreement results in the failure of any condition set forth in Article 5 to be fulfilled or satisfied on or before such date.

8.2 Effect of Termination.  Each party’s rights of termination under Section 8.1 are in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such rights of termination is not an election of remedies.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the parties under this Agreement terminate, except that (a) the provisions of Section 6.5(b), this Section 8.2, Section 8.3 and Article 10 will remain in full force and survive any termination of this Agreement and (b) if this Agreement is terminated by a party because of the breach of this Agreement by another party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8.3 Disposition of Documents.  In the event of the termination of this Agreement by either the Company or the Purchaser as provided in Section 8.1 hereof, each party, if so requested by the other party, will (a) return promptly every document (other than documents publicly available and other than one copy thereof to be retained by outside counsel for such party) furnished to it by the other party (or any Subsidiary, division, associate or affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof which may have been made, and will cause its representatives and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made, or (b) destroy such documents and cause its representatives and such other representatives to destroy such documents, and so certify such destruction to the other party.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by the Stockholders.  Subject to the limitations expressly set forth in Sections 9.5 through 9.8 hereof, each Stockholder, severally, and solely and exclusively through the Escrow Fund except as otherwise expressly provided in Section 9.6(c) hereof, will have an obligation to indemnify, defend and hold harmless the Purchaser, each of the Purchaser’s controlled Affiliates, the Surviving Corporation and each of their respective directors, officers and employees (collectively, the “Purchaser Indemnified Parties”) from and against, and will pay to the Purchaser Indemnified Parties the value of, any and all Losses incurred or suffered by the Purchaser Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any breach of any representation or warranty of the Company contained in Article 3 of this Agreement;

(b) any breach of any covenant or agreement of the Company contained in this Agreement or any Ancillary Agreement to which the Company is a party; and

(c) any assertion or recovery by any Stockholder of the fair value, interest and expenses or other amounts pursuant to dissenters’ rights exercised or purportedly exercised pursuant to the DGCL (it being understood that any such Losses will not include the pro rata share of the Merger Consideration such asserting or recovering Stockholder would have received pursuant to this Agreement).

9.2 Indemnification by the Purchaser.  Subject to the limitations expressly set forth in Section 9.6 hereof, the Purchaser will have an obligation to indemnify, defend and hold harmless the Stockholders, the Stockholder Representative and each of their respective partners, members, directors, officers and employees (collectively, the “Stockholder Indemnified Parties”) from and against, and will pay to the Stockholder Indemnified Parties the value of, any and all Losses incurred or suffered by the Stockholder Indemnified Parties directly or indirectly arising out of, relating to or resulting from any of the following:

(a) any breach of any representation or warranty of the Purchaser or the Merger Sub contained in Article 4 of this Agreement; and

(b) any breach of any covenant or agreement of the Purchaser or Merger Sub contained in this Agreement or any Ancillary Agreement to which the Purchaser or the Merger Sub is a party.

9.3 Claim Procedure.

(a) A party that seeks indemnity under this Article 9 (an “Indemnified Party”) will give written notice (a “Claim Notice”) to the party from whom indemnification is sought (an “Indemnifying Party”) containing (i) a description and, if known, the estimated amount of any Losses incurred or reasonably expected to be incurred by the Indemnified Party, (ii) a reasonable explanation of the basis for the Claim Notice to the extent of the facts then known by the Indemnified Party and (iii) a demand for payment of those Losses.

(b) Within 30 days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response in which the Indemnifying Party will either:

(i) agree that the Indemnified Party is entitled to receive all or a portion of the Losses at issue in the Claim Notice; or

(ii) dispute the Indemnified Party’s entitlement to indemnification by delivering to the Indemnified Party a written notice (an “Objection Notice”) setting forth in reasonable detail each disputed item, the basis for each such disputed item and certifying that all such disputed items are being disputed in good faith.

(c) If the Indemnifying Party fails to take either of the foregoing actions within 30 days after delivery of the Claim Notice, then the Indemnifying Party will be deemed to have irrevocably accepted the Claim Notice and the Indemnifying Party will be deemed to have irrevocably agreed to pay the Losses at issue in the Claim Notice.

(d) If the Indemnifying Party delivers an Objection Notice to the Indemnified Party within 30 days after delivery of the Claim Notice, then the dispute will be resolved exclusively in accordance with the provisions of Section 10.11.

(e) If any Purchaser Indemnified Party is the Indemnified Party with respect to any claim for indemnification pursuant to this Article 9, the parties will contemporaneously deliver to the Escrow and Exchange Agent copies of each Claim Notice and Objection Notice in connection with such claim.

(f) Any indemnification of the Stockholders pursuant to this Article 9 will be effected by wire transfer of immediately available funds to an account designated by the Stockholder Representative.  All indemnification payments to be received by the Stockholders in accordance with this Article 9 will be allocated among the Stockholders in proportion to each Stockholder’s pro rata share of the Escrow Fund, as set forth on the Final Merger Consideration Allocation Schedule.

(g) Any indemnification of the Purchaser Indemnified Parties pursuant to this Article 9 will be effected, at the binding election of the Stockholder Representative to be made no later than two Business Days following a final determination of the indemnifiable Losses hereunder, by either (i) wire transfer of immediately available funds to an account designated by the Purchaser (in which case the number of Shares equal to such cash amount, with a deemed value equal to the Purchaser Closing Stock Price, will be released to the Stockholder Representative), or (ii) the return of all or a portion of the Shares received by the Stockholders, whether held in the Escrow Fund or otherwise, with each Share having a deemed value equal to the Purchaser Closing Stock Price, in each event in proportion to the Merger Consideration payable to them pursuant to this Agreement.

(h) The foregoing indemnification payments will be made within five Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the parties, (ii) the amount of such payments are determined pursuant to Section 9.3(c) if an Objection Notice has not been timely delivered in accordance with Section 9.3(b) or (iii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined in accordance with the dispute resolution procedures set forth in Section 10.11.

9.4 Third Party Claims.

(a) In the event that the Indemnified Party is entitled, or is seeking to assert rights, to indemnification under this Article 9 relating to a claim by another Person, then the Indemnified Party will deliver a Claim Notice to the Indemnifying Party and will include in such Claim Notice (i) notice of the commencement of any Proceeding relating to such claim within 30 days after the Indemnified Party has received written notice of the commencement of such Proceeding and (ii) the facts constituting the basis for such Proceeding and the amount of the damages claimed by the other Person, in each case to the extent known to the Indemnified Party.  Notwithstanding the foregoing, no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party will relieve the Indemnifying Party of any Liability or obligation under this Agreement except to the extent the Indemnifying Party’s ability to defend such claim is prejudiced thereby.

(b) Within 30 days after the Indemnified Party’s delivery of notice of the commencement of such Proceeding under this Section 9.4, the Indemnifying Party may assume control of the defense of such Proceeding by giving to the Indemnified Party written notice of the intention to assume such defense, but if and only if the Indemnifying Party further:

(i) acknowledges in writing to the Indemnified Party that any Losses that may be assessed in connection with such Proceeding constitute Losses for which the Indemnified Party will be indemnified pursuant to this Article 9 without contest or objection and that the Indemnifying Party will advance all expenses and costs of defense, which writing will not be construed as an admission of any other Liability to any third party; and

(ii) retains counsel for the defense of such Proceeding reasonably satisfactory to the Indemnified Party and furnishes to the Indemnified Party evidence satisfactory to the Indemnified Party that the Indemnifying Party has and will have sufficient financial resources to fund on a current basis the cost of such defense and paying all Losses that may arise under the claim.

An Indemnifying Party will lose any previously acquired right to control the defense of any Proceeding if for any reason the Indemnifying Party ceases to actively, competently and diligently conduct the defense.  However, in the event that the Stockholders are the Indemnifying Party, in no event may the Indemnifying Party assume, maintain control of, or participate in, the defense of any Proceeding (A) involving criminal liability, (B) involving claims relating to any Company Intellectual Property or the Intellectual Property of another Person, (C) in which any relief other than monetary damages is sought against the Indemnified Party or (D) in which the outcome of any Judgment or settlement in the matter would be reasonably likely to materially adversely affect the business of any of the Purchaser, the Company or the Surviving Corporation (collectively, clauses (A)-(D), the “Special Claims”).

(c) If the Indemnifying Party does not, or is not able to, assume or maintain control of such defense in compliance with Section 9.4(b), the Indemnified Party will have the right to control such defense.  If the Indemnified Party controls such defense, the Indemnifying Party agrees to pay to the Indemnified Party promptly upon demand from time to time all reasonable attorneys’ fees and other costs and expenses of defense.  To the extent that the underlying claim does not constitute a Special Claim, the party not controlling such defense (the “Noncontrolling Party”) may participate therein at its own expense.  However, if the Indemnifying Party assumes control of such defense in accordance with this Section 9.4 and the Indemnified Party reasonably concludes that the Indemnifying Party and the Indemnified Party have conflicting interests or different defenses available with respect to such Proceeding, then the reasonable fees and expenses of counsel to the Indemnified Party will be considered and included as “Losses” for purposes of this Agreement.  The party controlling such defense (the “Controlling Party”) will reasonably advise the Noncontrolling Party of the status of such Proceeding and the defense thereof and, with respect to any Proceeding that does not relate to a Special Claim, the Controlling Party will consider in good faith recommendations made by the Noncontrolling Party.  The Noncontrolling Party will furnish the Controlling Party with such information as it may have with respect to such Proceeding (including copies of any summons, complaint or other pleading which may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and will otherwise cooperate with and assist the Controlling Party in the defense of such Proceeding.

(d) If the Indemnified Party is controlling the defense of such Proceeding, the Indemnified Party has the right to agree in good faith to any compromise or settlement of, or the entry of any Judgment arising from, such Proceeding with prior notice but without the consent of the Indemnifying Party.  All amounts paid or payable under such settlement or Judgment are Losses that the Indemnifying Party owes to the Indemnified Party under this Article 9.  The Indemnifying Party will not agree to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding without the prior written consent of the Indemnified Party, which consent the Indemnified Party will not unreasonably withhold or delay.  The Indemnified Party will have no Liability with respect to any compromise or settlement of, or the entry of any Judgment arising from, any such Proceeding effected without its consent.

(e) Notwithstanding the other provisions of this Article 9, if a Person not a party to this Agreement asserts that a Purchaser Indemnified Party is liable to such Person for a monetary or other obligation which relates to any Special Claim for which the Purchaser Indemnified Party may be entitled to indemnification pursuant to this Article 9, and the Purchaser Indemnified Party determines that it has a business reason to fulfill such obligation, then (i) the Purchaser Indemnified Party will be entitled to satisfy such obligation, without notice to or consent from the Indemnifying Party, (ii) the Purchaser Indemnified Party may subsequently make a claim for indemnification in accordance with the provisions of this Article 9 and (iii) the Purchaser Indemnified Party will be reimbursed, in accordance with the provisions of this Article 9, for any such Losses for which it is entitled to indemnification pursuant to this Article 9, subject to the right of the Indemnifying Party to dispute the Purchaser Indemnified Party’s entitlement to indemnification.

9.5 Survival; Indemnification Period.

(a) All representations, warranties, covenants and obligations of the Company contained in this Agreement and any certificate delivered in connection with the closing of the transactions contemplated by this Agreement, and all representations and warranties of the Purchaser contained in this Agreement and any certificate delivered in connection with the closing of the transactions contemplated by this Agreement, will survive the Closing, for a period of 12 months from the Closing Date (the “Indemnification Period”) and will thereafter be of no further force or effect; provided, however, that (i) representations and warranties of the Company set forth in Sections 3.1 (Corporate Matters), 3.2 (Authority and Enforceability), 3.3 (No Conflict), 3.4 (Capitalization and Ownership) and 3.24 (Brokers and Finders) (collectively, the “Company Excluded Representations”), and the corresponding right to make claims thereunder exclusively in accordance with this Agreement, will survive until 24 months from the Closing Date, (ii) the Company’s covenants in Article 6 shall terminate as of the Effective Time and (iii) representations and warranties of the Purchaser set forth in Sections 4.1 (Organization and Good Standing) and 4.2 (Authority and Enforceability) (collectively, the “Purchaser Excluded Representations”), and the corresponding right to make claims thereunder exclusively in accordance with this Agreement, will survive until 24 months from the Closing Date.  The foregoing notwithstanding, any covenant or obligation contained herein that expressly contemplates performance after the end of the Indemnification Period for such covenant or obligation will continue through the period of such contemplated performance.

(b) If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation, warranty, covenant or obligation, either a Claim Notice expressly relating to a breach of any such representation, warranty, covenant or obligation, or a notice that, as a result of a Proceeding instituted or claim made by a Person not a party to this Agreement, the Indemnified Party reasonably expects to incur Losses, then the applicable representation, warranty, covenant or obligation will survive until, but only for purposes of, the resolution of the matter covered by such notice in accordance with Article 9 and Section 10.11.  If the Proceeding or written claim with respect to which such notice has been given is definitively withdrawn or resolved in favor of the Indemnified Party, the Indemnified Party will promptly so notify the Indemnifying Party.

9.6 Limitations on Liability.

(a) Notwithstanding any other provision hereof, neither the Stockholders nor the Purchaser will be liable under this Article 9 for breaches of their respective representations and warranties unless and until the aggregate Losses for which they or it, respectively, would otherwise be liable under this Agreement exceed one percent (1%) of the Merger Consideration (and only with respect to such amounts in excess of this one percent (1%) threshold), with the underlying shares of Purchaser Common Stock having a deemed per share value equal to the Purchaser Closing Stock Price; provided, however, that the foregoing limitation does not apply to the following:

(i) claims under Section 9.1(a) relating to a breach of a Company Excluded Representation;

(ii) claims under Sections 9.1(c) or 9.2(b); or

(iii) claims under Section 9.2(a) relating to a breach of a Purchaser Excluded Representation.

(b) Except as otherwise provided in this Section 9.6, from and after the Effective Time, the indemnification rights of a Purchaser Indemnified Party pursuant to Section 9.1 hereof will be the sole and exclusive remedy of a Purchaser Indemnified Party under this Agreement including any Losses of a Purchaser Indemnified Party with respect to any misrepresentation or inaccuracy in, or breach of, any representations or warranties or any breach or failure in performance of any covenants, agreements or obligations made by the Company, the Stockholder Representative or any Stockholder in this Agreement or in any exhibit or schedules hereto or any certificate delivered hereunder.  Recovery from the Escrow Fund, solely to the extent of the Escrow Fund, constitutes the Purchaser Indemnified Parties’ sole and exclusive source for payment of the indemnification provided by the Stockholders in Section 9.1 including any other Losses or other claims relating to or arising from this Agreement or in connection with the transactions contemplated hereby or any exhibit, schedule or certificate delivered hereunder and the Purchaser Indemnified Parties will have no recourse to or remedy against the Stockholder Representative or any Stockholder for any such indemnification or any other Loss; provided, however, that each Stockholder will be liable for the indemnification provided individually by such Stockholder pursuant to Sections 9.1 and 9.6(c) for breach of the Company Excluded Representations (but subject to the limitations on such indemnification set forth in Section 9.6(c)) to the extent that the Purchaser Indemnified Parties have not been able to first recover for their Losses from such breach from the amounts in the Escrow Fund.

(c) The Stockholders will not be liable for any Loss under this Article 9 or otherwise, and the Purchaser Indemnified Parties may not seek indemnification from the Stockholders pursuant to Section 9.1 for any Loss, (i) if the aggregate amount of such Losses exceeds the amount then available in the Escrow Fund for such purpose, it being understood and agreed that the initial sources for the Purchaser Indemnified Parties to recover Losses for which they may be entitled under this Article 9 or otherwise will be to set off, recover and retain such Losses from the Escrow Fund; provided, however, that at such time and only to the extent that the Losses for which the Purchaser Indemnified Parties may seek indemnification under Section 9.1(a) relate to a breach of a Company Excluded Representation exceed the amount of the Escrow Fund, the Purchaser Indemnified Parties will have the right to recover such remaining Losses in excess of the Escrow Fund from each Stockholders on an individual and several basis (and not jointly as to or with any other Stockholder) in an amount not to exceed such Stockholder’s Escrow Payment Percentage multiplied by the amount of such remaining Losses; (ii) with respect to each Stockholder, in excess of the aggregate amount of the Merger Consideration actually paid to or on behalf of such Stockholder (including any Escrow Shares, except to the extent delivered to the Purchaser to satisfy an indemnification obligation hereunder); or (iii) arising out of any breach of this Agreement by the Company of which such Purchaser Indemnified Party had actual knowledge prior to the date of this Agreement.  Such indemnification by the individual Stockholder will be payable at such Stockholder’s election in accordance with Section 9.3 hereof (i) in cash or (ii) return of all or a portion of shares the Purchaser’s Common Stock received as Merger Consideration, with each share of stock having a deemed value equal to the Purchaser Closing Stock Price; provided, however, in no event in either (i) or (ii) in an amount greater than the amount of actual Losses, net of any amounts paid from the Escrow Fund; provided, further, that, to the extent that any portion of such Merger Consideration is deposited into an escrow account or similar arrangement pursuant to the Stockholder Matters Agreement, such escrow account or similar arrangement will provide for the automatic release of the applicable portion of such Merger Consideration for the benefit of the applicable Purchaser Indemnified Party upon demand and otherwise in accordance herewith.  Notwithstanding any other provision of this Agreement, the Losses of the Purchaser Indemnified Parties will not include, and no Purchaser Indemnified Party may seek to recover indemnification or other relief for, consequential damages, lost profits or exemplary or punitive damages (unless exemplary or punitive damages are incurred by a Purchaser Indemnified Party as a result of a third-party claim and pursuant to a final and nonappealable Order).

(d) Except as provided in Sections 7.3(c) and 9.6(e) hereof, the indemnification rights of a Stockholder pursuant to Section 9.2 hereof will be the sole and exclusive remedy of a Stockholder under this Agreement, and in no event will the Purchaser’s Liability exceed an amount, payable in cash, equal to the Escrow Amount (the “Purchaser Indemnity Cap”); provided, however, at such time and to the extent that the Losses for which the Stockholders may seek indemnity under Section 9.2(a) relating to a breach of a Purchaser Excluded Representation exceed the Purchaser Indemnity Cap, the Stockholders will have the right to recover such remaining Losses from the Purchaser up to a maximum, in the aggregate, of an amount equal to the Merger Consideration Closing Value.

(e) The amount of any Loss subject to indemnification hereunder or of any claim therefor will be calculated net of (i) any Tax Benefit (as defined below) inuring to the Purchaser, the Company or any of their Subsidiaries on account of such Loss and (ii) any insurance proceeds (net of direct collection expenses) received by the Purchaser, the Company or any of their Subsidiaries on account of such Loss.  If the Purchaser, the Company or such Subsidiaries receives a Tax Benefit after an indemnification payment is made and such Tax Benefit was not taken into account in computing such indemnification payment, the Purchaser will promptly pay to the Stockholder Representative (on behalf of the Stockholders in accordance with their respective Escrow Payment Percentages) the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized.  For purposes hereof, “Tax Benefit” will mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid, in each case computed at the highest marginal tax rates.  The Purchaser, the Company and such Subsidiaries will seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.  In the event that an insurance recovery is made by the Purchaser, the Company or such Subsidiaries with respect to any Loss for which any such Person has received an indemnification payment, then a refund equal to the aggregate amount of the recovery (net of all direct collection expenses) will be made promptly to the Stockholder Representative (on behalf of the Stockholders in accordance with their respective Escrow Payment Percentages).  The Stockholders will be subrogated to all rights of the Purchaser Indemnified Parties in respect of any Losses indemnified by the Stockholders.

(f) Notwithstanding any other provision of this Agreement, nothing in this Agreement limits the Liability of a party to another party for fraud committed by such party or, with respect to the Purchaser only, under applicable securities Laws; provided, however, that for the purposes of this Section 9.6(f), fraud will expressly exclude negligent misrepresentation.  For the avoidance of doubt, the limitations of the Purchaser’s indemnification liability set forth herein will not be deemed to be any way a limitation of any rights or remedies a Stockholder may have under applicable securities Laws.

(g) All indemnification payments made hereunder will be treated by all parties as adjustments to the Merger Consideration.

9.7 No Right of Indemnification or Contribution.  Subject to the indemnification obligations of Purchaser in Section 7.2 hereof (in the event a Stockholder is a former or present director or officer of the Company), no Stockholder has any right of indemnification or contribution against the Company with respect to any breach by the Company or the Surviving Corporation of any of its representations, warranties, covenants or agreements in this Agreement or any Ancillary Agreement, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.

9.8 Exercise of Remedies.  No Purchaser Indemnified Party (other than the Purchaser or any successor or assignee of the Purchaser) is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor or assignee of the Purchaser) consents to the assertion of the indemnification claim or the exercise of any other remedy.  No Stockholder is entitled to assert any indemnification claim or exercise any other remedy under this Agreement unless the Stockholder Representative consents to the assertion of the indemnification claim or the exercise of any other remedy.

ARTICLE 10

GENERAL PROVISIONS

10.1 Stockholder Representative.

(a) Upon the adoption of this Agreement and the approval of the Merger and the transactions contemplated hereby by the Stockholders and without further act of any Stockholder, each Stockholder designates and appoints the Stockholder Representative as such Stockholder’s agent and attorney-in-fact with full power and authority to act for and on behalf of each Stockholder (i) to give and receive notices and communications, (ii) to accept service of process on behalf of the Stockholder pursuant to Section 10.11, (iii) to authorize delivery to Purchaser of cash or Shares from the Escrow Fund in satisfaction of claims for indemnification made by Purchaser under Article 9, (iv) to agree to, negotiate, enter into settlements and compromises of, and comply with Judgments of courts or other Governmental Authorities and awards of arbitrators, with respect to, any claims by any Purchaser Indemnified Party against any Stockholder or by any Stockholder against any Purchaser Indemnified Party, or any other dispute between any Purchaser Indemnified Party and any Stockholder, in each case relating to this Agreement or the transactions contemplated by this Agreement,  (v) to hold the Note for the Stockholders and to exercise all rights and remedies under the Note on behalf of the Stockholders and (vi) to take all actions that are either (x) necessary or appropriate in the judgment of the Stockholder Representative for the accomplishment of the foregoing or (y) specifically mandated by the terms of this Agreement.  Notices or communications to or from the Stockholder Representative constitute notice to or from each of the Stockholders for all purposes under this Agreement.  The rights of the Stockholders to receive disbursements under this Agreement will be conditioned upon and subject to the right of the Stockholder Representative to take any and all actions and make any and all decisions required or permitted to be taken or made by the Stockholder Representative under this Agreement or the Escrow Agreement.

(b) The Stockholder Representative may delegate its authority as Stockholder Representative to any one of the Stockholders for a fixed or indeterminate period of time upon not less than 10 Business Days’ prior written notice to the Purchaser in accordance with Section 10.2.  In the event of the dissolution or incapacity of the Stockholder Representative, a successor Stockholder Representative will be elected promptly by the Stockholders whose interests constitute, in the aggregate, not less than a majority of the Merger Consideration and the Stockholders will so notify the Purchaser.  Each successor Stockholder Representative has all of the power, authority, rights and privileges conferred by this Agreement upon the original Stockholder Representative, and the term “Stockholder Representative” as used in this Agreement includes any successor Stockholder Representative.

(c) A decision, act, consent or instruction of the Stockholder Representative constitutes a decision of all Stockholders and is final, binding and conclusive upon the Stockholders, and the Purchaser, Escrow Agent and any Indemnified Party may rely upon any such decision, act, consent or instruction of the Stockholder Representative as being the decision, act, consent or instruction of the Stockholders.  The Purchaser and Escrow Agent are hereby relieved from any Liability to any Person for any acts done or omissions by the Purchaser or Escrow Agent, as applicable, in accordance with such decision, act, consent or instruction of the Stockholder Representative.  Without limiting the generality of the foregoing, the Purchaser and Escrow Agent are entitled to rely, without inquiry, upon any document delivered by the Stockholder Representative as being genuine and correct and having been duly signed or sent by the Stockholder Representative.

(d) The Stockholder Representative will have no Liability to any Person for any act done or omitted under this Agreement as the Stockholder Representative absent intentional fraud.  The Stockholders will severally indemnify and hold harmless the Stockholder Representative from and against any Losses the Stockholder Representative may suffer as a result of any such action or omission.  All of the immunities and powers granted to the Stockholder Representative under this Agreement will survive the Closing and/or any termination of this Agreement and the Escrow Agreement.

(e) The Stockholder Representative will receive no compensation for services as the Stockholder Representative.  The Stockholders will reimburse, on a pro rata basis in proportion to their interest in the Merger Consideration, the Stockholder Representative for professional fees and expenses of any attorney, accountant or other advisors retained by the Stockholder Representative and other reasonable out-of-pocket expenses incurred by the Stockholder Representative in connection with the performance of the Stockholder Representative’s duties under this Agreement.  The Company and the Stockholder Representative will, within five Business Days of the Closing Date, direct by joint written notice(s) to the Escrow and Exchange Agent, that on the Closing Date a portion of the Closing Disbursement having a value of or as near as possible to $100,000 (the “Stockholder Representative Fund Shares”), calculated based the Purchaser Closing Stock Price, will be withheld and issued directly by the Escrow and Exchange Agent to an account maintained by the Escrow and Exchange Agent or such other financial institution selected by the Stockholder Representative pursuant to, and in accordance with, the Escrow Agreement as designated in such notice, solely as a fund for the fees and expenses (including legal fees and expenses) of the Stockholder Representative incurred in connection with this Agreement (the “Stockholder Representative Fund”), with any balance of the Stockholder Representative Fund not incurred for such purposes to be returned to the Stockholders in accordance with the Escrow Agreement, and such Stockholder Representative Fund will not be available to any Purchaser Indemnified Party in satisfaction of any indemnification obligations of the Stockholders hereunder.  In the event that the Stockholder Representative Fund will be insufficient to satisfy the expenses of the Stockholder Representative, and in the event there are any remaining funds or Merger Consideration in the Escrow Fund to be distributed to the Stockholders immediately prior to the final distribution from the Escrow Fund to the Stockholders pursuant to the Escrow Agreement, the Stockholder Representative will be entitled to recover any such expenses from the Escrow Fund to the extent of such funds or Merger Consideration immediately prior to the distribution of funds to the Stockholders following expiration of the Indemnification Period.  The Stockholders agree that all interest or other income earned from the investment of the Stockholder Representative Fund in any Tax year will be reported as allocated to the Stockholders in proportion to their interests in the Stockholder Representative Fund.  Each Stockholder will deliver to the Escrow and Exchange Agent a properly executed IRS Form W-9 or appropriate IRS Form W-8.  This appointment and grant of power and authority by the Stockholders to the Stockholder Representative pursuant to this Section 10.1 is coupled with an interest, is in consideration of the mutual covenants made in this Agreement, is irrevocable and may not be terminated by the act of any Stockholder or by operation of Law, whether upon the death or incapacity of any Stockholder, or by the occurrence of any other event.

(f) From and after the Effective Time, Purchaser will cause the Surviving Corporation to provide the Stockholder Representative with reasonable access to information about the Surviving Corporation and the reasonable assistance of the officers and employees of Purchaser and the Surviving Corporation for purposes of performing its duties and exercising its rights under this Agreement.

10.2 Notices.  All notices and other communications under this Agreement must be in writing and are deemed duly delivered when (a) delivered if delivered personally or by nationally recognized overnight courier service (costs prepaid), (b) sent by facsimile with confirmation of transmission by the transmitting equipment (or, the first Business Day following such transmission if the date of transmission is not a Business Day) or (c) received or rejected by the addressee within five Business Days of dispatch, if sent by certified mail, return receipt requested; in each case to the following addresses or facsimile numbers and marked to the attention of the individual (by name or title) designated below (or to such other address, facsimile number or individual as a party may designate by notice to the other parties):

If to the Purchaser or the Merger Sub:	PLX Technology, Inc. 870 W. Maude Avenue Sunnyvale, CA 94085 Attention: Chief Financial Officer Facsimile: +1.408.774.2169
With copies to:

Baker & McKenzie LLP
Two Embarcadero Center, Ste. 1100
San Francisco, CA  94111
Attention: Stephen J. Schrader
Facsimile: +1.415.576.3099

Baker & McKenzie LLP
660 Hansen Way
Palo Alto, CA  94034
Attention: Matthew R. Gemello
Facsimile: +1.650.856.9299

If to the Company:	Oxford Semiconductor, Inc. 1900 McCarthy Blvd., Suite 210 Milpitas, CA, 95035 Attention: Chief Financial Officer Facsimile: +1 408.942.7245
With a copy to:	Orrick, Herrington & Sutcliffe LLP The Orrick Building 405 Howard Street San Francisco, California 94105 Attention: Richard V. Smith Lawrence Low Facsimile: +1.415.773.5759
If to the Stockholder Representative:	c/o VantagePoint Venture Partners 1001 Bayhill Drive, Suite 300 San Bruno, CA 94066 Attention: General Counsel Facsimile: +1.650.869.6078

10.3 Amendment.  This Agreement may not be amended, supplemented or otherwise modified except in a written document signed by each party to be bound by the amendment and that identifies itself as an amendment to this Agreement.  Any amendment of this Agreement signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed such amendment.

10.4 Waiver and Remedies.  The parties may (a) extend the time for performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of any other party to this Agreement contained in this Agreement or in any certificate, instrument or document delivered pursuant to this Agreement or (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained in this Agreement.  Any such extension or waiver by any party to this Agreement will be valid only if set forth in a written document signed on behalf of the party or parties against whom the waiver or extension is to be effective.  Any such extension or waiver signed by the Stockholder Representative is binding upon and effective against each Stockholder regardless of whether or not such Stockholder has in fact signed the extension or waiver.  No extension or waiver will apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any covenant, agreement or condition, as the case may be, other than that which is specified in the written extension or waiver.  No failure or delay by any party in exercising any right or remedy under this Agreement or any of the documents delivered pursuant to this Agreement, and no course of dealing between the parties, operates as a waiver of such right or remedy, and no single or partial exercise of any such right or remedy precludes any other or further exercise of such right or remedy or the exercise of any other right or remedy.  Any enumeration of a party’s rights and remedies in this Agreement is not intended to be exclusive, and a party’s rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

10.5 Entire Agreement.  This Agreement (including the Ancillary Agreements and the schedules and exhibits hereto and the documents and instruments referred to in this Agreement that are to be delivered at the Closing) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, or any of them, written or oral, with respect to the subject matter of this Agreement.

10.6 Assignment and Successors.  This Agreement binds and benefits the parties and their respective heirs, executors, administrators, successors and assigns, except that the Company may not assign any rights under this Agreement without the prior written consent of the Purchaser.  Except as provided in Section 10.1, no party may delegate any performance of its obligations under this Agreement.  Except as set forth in Section 7.2 hereof, nothing expressed or referred to in this Agreement will be construed to give any third party or other Person, other than the parties to this Agreement (including the Stockholders), any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement except such rights as may inure to a successor or permitted assignee under this Section.

10.7 Severability.  If any provision of this Agreement is held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement are not affected or impaired in any way and the parties agree to negotiate in good faith to replace such invalid, illegal and unenforceable provision with a valid, legal and enforceable provision that achieves, to the greatest lawful extent under this Agreement, the economic, business and other purposes of such invalid, illegal or unenforceable provision.

10.8 Exhibits and Schedules.  The exhibits and schedules to this Agreement are incorporated herein by reference and made a part of this Agreement.  The Company Disclosure Schedule is arranged in sections and paragraphs corresponding to the numbered and lettered sections and paragraphs of Article 3.  The disclosure in any section or paragraph of the Company Disclosure Schedule qualifies other sections and paragraphs in this Agreement to the extent the relevance of such information is reasonably apparent on the face of such sections and will be deemed to modify the representations and warranties in Article 3 whether or not such representations and warranties refer to such Company Disclosure Schedule.  The inclusion of any specific item in the Company Disclosure Schedule, including higher or lower dollar amounts than the dollar amount specified in the representations and warranties contained in this Agreement, is not intended to imply that such items so included are or are not required to be disclosed, and neither party will use the fact of the inclusion of any such item in the Company Disclosure Schedule in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a section is or is not required to be disclosed.  The information contained in the Company Disclosure Schedule is disclosed solely for the purposes of this Agreement, and no information contained therein will be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of Law or breach of any agreement.

10.9 Interpretation.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any party because that party or its attorney drafted the provision.

10.10 Governing Law.  Other than the Escrow Agreement and Exchange Agent Agreement, the internal laws of the State of Delaware (without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any other jurisdiction) govern all matters arising out of or relating to this Agreement and its exhibits and schedules and all of the transactions it contemplates, including its validity, interpretation, construction, performance and enforcement and any disputes or controversies arising therefrom.

10.11 Disputes.  Any dispute, controversy or claim (including any dispute arising under Article 9), whether based on contract, tort, statute, fraud, misrepresentation or any other legal theory arising out of or relating to this Agreement or the Ancillary Agreements or any right or obligation under this Agreement or the Ancillary Agreements, including as to this Agreement’s or the Ancillary Agreements’ existence, enforceability, validity, interpretation, performance, indemnification, breach or damages, including claims in tort, whether arising before or after the termination of this Agreement or the Ancillary Agreements, will be settled exclusively by confidential binding arbitration conducted in San Francisco, California in accordance with the JAMS Comprehensive Arbitration Rules and Procedures then in effect as modified by the following provisions of this Agreement:

(a) To the extent that any misunderstanding or dispute cannot be resolved agreeably in a friendly manner, either the Purchaser or the Stockholder Representative may demand arbitration of the matter, and in such event the matter will be settled by binding arbitration.  The arbitration will be conducted by one arbitrator mutually selected by the Purchaser and the Stockholder Representative; provided that if the Purchaser and the Stockholder Representative are unable to reach agreement with respect to the arbitrator, the arbitrator will be chosen in accordance with the JAMS appointment rules.

(b) Any such arbitration will be conducted on an expedited basis in San Francisco, California, under the Commercial Arbitration Rules then in effect of the Judicial Arbitration and Mediation Services.  The arbitration proceedings will be scheduled to begin no more than 30 days after the filing of the request for arbitration of such dispute and to conclude no later than 120 days after the filing of such request.  Each party will bear its own fees and expenses relating to the arbitration (including, reasonable attorneys’ fees and costs of investigation).

(c) The Purchaser and the Stockholder Representative will be permitted to obtain and take discovery, including requests for production, interrogatories, requests for admissions and depositions, as provided by the Federal Rules of Civil Procedure; provided, however, that the arbitrator(s) will be permitted, in his/her discretion, to set parameters on the timing and/or completion of this discovery and to order additional pre-hearing exchange of information, including exchange of summaries of testimony or exchange of statements of positions.  The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings will be disclosed exclusively for the purpose of facilitating the arbitration process and for no other purpose.

(d) The arbitrator(s) will only be authorized to, and will only have the consent of the parties to, interpret and apply the terms and provisions of this Agreement in accordance with the laws of the State of Delaware.  The arbitrator(s) will not be authorized to, and will not, order any remedy not permitted by this Agreement and will not change any term or provision of this Agreement, deprive either party of any remedy expressly provided hereunder or provide any right or remedy that has not been expressly provided hereunder.  In the event that the arbitrator(s) exceed his or her authority under this Agreement and violate this provision, either the Purchaser or the Stockholder Representative will be entitled to petition a court of competent jurisdiction to vacate the arbitration award on the grounds that the arbitrator exceeded his or her authority.

(e) The decision of the arbitrator or a majority of the three arbitrators, as applicable, as to the dispute will be final, binding, and conclusive upon the parties to this Agreement and will not be appealable.  Such decision must be in English, written and supported by written findings of fact and conclusions which set forth the award, judgment, decree or order awarded by the arbitrator(s).

(f) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

10.12 Injunctive Relief.  Each of the parties hereto acknowledges and agrees that, in the event of any breach of, or any failure to perform, any specific provision of this Agreement, the non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (x) will be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of any specific provision of this Agreement or to obtain injunctive relief to prevent breaches of any specific provision of this Agreement exclusively pursuant to Section 10.11, (y) will waive, in any action for specific performance or injunctive relief, the defense of the adequacy of a remedy at law, and (z) will waive any requirement for the securing or posting of any bond in connection with the obtaining of any such specific performance or injunctive relief.

10.13 Waiver of Jury Trial.  EACH OF THE PARTIES HERETO EXPRESSLY WAIVES AND FOREGOES ANY RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING SEEKING ENFORCEMENT OF SUCH PARTY’S RIGHTS UNDER THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY OR ENTERED INTO IN CONNECTION HEREWITH OR THEREWITH OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

10.14 Limitation of Liabilities.  IN NO EVENT WILL ANY PARTY WHICH IS A SIGNATORY TO THIS AGREEMENT BE LIABLE TO ANY PARTY OR OTHER PERSON FOR ANY LOST PROFITS, OTHER CONSEQUENTIAL, SPECIAL, INCIDENTAL, INDIRECT, COLLATERAL OR PUNITIVE DAMAGES OF ANY KIND, REGARDLESS OF WHETHER SUCH PARTY WILL BE ADVISED, WILL HAVE OTHER REASON TO KNOW, OR IN FACT WILL KNOW OF THE POSSIBILITY OF THE FOREGOING UNLESS, SOLELY WITH RESPECT TO CONSEQUENTIAL OR SPECIAL (TO THE EXTENT THAT SUCH DAMAGES ARE DEEMED TO BE CONSEQUENTIAL), ANY SUCH DAMAGES ARE PART OF A JUDGMENT IN CONNECTION WITH A CLAIM OF A THIRD PERSON AGAINST AN INDEMNIFIED PARTY.

10.15 Counterparts.  The parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the party that signed it, and all of which together constitute one agreement.  This Agreement is effective upon delivery of one executed counterpart from each party to the other parties.  The signatures of all parties need not appear on the same counterpart.  The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending party’s signature is as effective as signing and delivering the counterpart in person.

10.16 Expenses.  Each party will bear its respective direct and indirect expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement, including all fees and expenses of its advisors and representatives.

10.17 Construction.  Any reference in this Agreement to an “Article,” “Section,” “Exhibit” or “Schedule” refers to the corresponding Article, Section, Exhibit or Schedule of or to this Agreement, unless the context indicates otherwise.  Any reference in this Agreement to “hereof” or “herein” refers to this Agreement as a whole and not to any specific Section, subsection, paragraph, exhibit or schedule.  The table of contents and the headings of Articles and Sections are provided for convenience only and are not intended to affect the construction or interpretation of this Agreement.  All words used in this Agreement should be construed to be of such gender or number as the circumstances require.  The term “including” means “including without limitation” and is intended by way of example and not limitation.  Any reference to a statute is deemed also to refer to any amendments or successor legislation, and all rules and regulations promulgated thereunder, as in effect at the relevant time.  Any reference to a Contract or other document as of a given date means the Contract or other document as amended, supplemented and modified from time to time through such date.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

“Purchaser”

PLX TECHNOLOGY, INC., a Delaware corporation

By:                   /s/ Ralph H. Schmitt
Name:                    Ralph H. Schmitt
Title:                      President and CEO

“Merger Sub”

OSPREY ACQUISITION SUB, INC., a Delaware corporation

By:                   /s/ Ralph H. Schmitt
Name:                   Ralph H. Schmitt
Title:                     President and CEO

“Company”

OXFORD SEMICONDUCTOR, INC., a Delaware corporation

By:                     /s/ William Schroeder
Name:                      William S. Schroeder
Title:                        President and CEO

“Stockholder Representative”

VANTAGEPOINT VENTURE PARTNERS IV (Q) , L.P., solely for the purposes related to the Stockholder Representative as set forth herein

By:                   /s/ Alan E. Salzman
Name:                    Alan E. Salzman
Title:                      Managing Member